Exhibit 10.26

Execution Version

CREDIT AGREEMENT
dated as of January 4, 2008

among

FOX FACTORY, INC.,

as Borrower,

FOX FACTORY HOLDING CORP.,

as Co-Borrower,

and

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,

as Lender

TABLE OF CONTENTS

SECTION 1. DEFINITIONS; INTERPRETATION.		- 1 -
1.1	Definitions.	- 1 -
1.2	Interpretation.	- 19 -

SECTION 2. CREDIT FACILITIES.		- 20 -
2.1	Commitments.	- 20 -
2.2	Loan Procedures.	- 20 -
2.3	Letters of Credit.	- 22 -
2.4	Certain Conditions.	- 23 -
2.5	Loan Accounting.	- 23 -
2.6	Interest.	- 23 -
2.7	Fees.	- 24 -
2.8	Commitment Reduction.	- 25 -
2.9	Prepayment.	- 25 -
2.10	Repayment.	- 27 -
2.11	Payment.	- 27 -

SECTION 3. YIELD PROTECTION.		- 30 -
3.1	Taxes.	- 30 -
3.2	Increased Cost.	- 31 -
3.3	Inadequate or Unfair Basis.	- 31 -
3.4	Change in Law.	- 32 -
3.5	Funding Losses.	- 32 -
3.6	Conclusiveness of Statements; Survival.	- 32 -

SECTION 4. CONDITIONS PRECEDENT.		- 33 -
4.1	Initial Credit Extension.	- 33 -
4.2	All Credit Extensions.	- 35 -

SECTION 5. REPRESENTATIONS AND WARRANTIES.		- 35 -
5.1	Organization.	- 35 -
5.2	Authorization; No Conflict.	- 35 -
5.3	Validity; Binding Nature.	- 36 -
5.4	Financial Condition.	- 36 -
5.5	No Material Adverse Change.	- 36 -
5.6	Litigation.	- 37 -
5.7	Ownership of Properties; Liens.	- 37 -
5.8	Capitalization.	- 37 -
5.9	Pension Plans.	- 37 -
5.10	Investment Company Act.	- 38 -
5.11	Public Utility Holding Company Act.	- 38 -
5.12	Margin Stock.	- 38 -
5.13	Taxes.	- 38 -
5.14	Solvency.	- 38 -
5.15	Environmental Matters.	- 39 -
5.16	Insurance.	- 39 -

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5.17	Information.	- 39 -
5.18	Intellectual Property.	- 40 -
5.19	Restrictive Provisions.	- 40 -
5.20	Labor Matters.	- 40 -
5.21	No Default.	- 41 -
5.22	Compliance with Law.	- 41 -
5.23	Permits, etc.	- 41 -
5.24	Customers and Suppliers.	- 41 -

SECTION 6. AFFIRMATIVE COVENANTS.		- 41 -
6.1	Information.	- 41 -
6.2	Books; Records; Inspections.	- 44 -
6.3	Maintenance of Property; Insurance.	- 45 -
6.4	Compliance with Laws; Payment of Taxes and Liabilities.	- 46 -
6.5	Maintenance of Existence.	- 46 -
6.6	Employee Benefit Plans.	- 46 -
6.7	Environmental Matters.	- 46 -
6.8	Obtaining of Permits, Etc.	- 47 -
6.9	Collateral Access Agreements.	- 47 -
6.10	Blocked Accounts.	- 47 -
6.11	Further Assurances; Post-Closing Items.	- 48 -

SECTION 7. NEGATIVE COVENANTS.		- 49 -
7.1	Debt.	- 49 -
7.2	Liens.	- 50 -
7.3	Operating Leases.	- 51 -
7.4	Restricted Payments.	- 51 -
7.5	Mergers; Consolidations; Asset Sales.	- 51 -
7.6	Modification of Organizational Documents.	- 52 -
7.7	Use of Proceeds.	- 52 -
7.8	Transactions with Affiliates.	- 52 -
7.9	Inconsistent Agreements.	- 52 -
7.10	Business Activities.	- 52 -
7.11	Investments.	- 53 -
7.12	Restriction of Amendments to Certain Documents.	- 53 -
7.13	Fiscal Year.	- 53 -
7.14	Financial Covenants.	- 54 -
7.15	Bank Accounts.	- 54 -
7.16	Subsidiaries.	- 55 -

SECTION 8. EVENTS OF DEFAULT; REMEDIES.		- 55 -
8.1	Events of Default.	- 55 -
8.2	Remedies.	- 57 -

SECTION 9. MISCELLANEOUS.		- 58 -
9.1	Waiver; Amendments.	- 58 -
9.2	Notices.	- 58 -
9.3	Computations.	- 58 -
9.4	Costs; Expenses.	- 58 -

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9.5	Indemnification by Borrower.	- 59 -
9.6	Marshaling; Payments Set Aside.	- 59 -
9.7	Nonliability of Lender.	- 60 -
9.8	Assignments; Participations.	- 60 -
9.9	Confidentiality.	- 61 -
9.10	Captions.	- 62 -
9.11	Nature of Remedies.	- 62 -
9.12	Counterparts.	- 62 -
9.13	Severability.	- 63 -
9.14	Entire Agreement.	- 63 -
9.15	Successors; Assigns.	- 63 -
9.16	Governing Law.	- 63 -
9.17	Forum Selection; Consent to Jurisdiction.	- 63 -
9.18	Waiver of Jury Trial.	- 64 -

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CREDIT AGREEMENT

This Credit Agreement, dated as of January 4, 2008 (as amended, restated or otherwise modified from time to time, this “Agreement”), is made and entered into by and among Fox Factory, Inc., a California Corporation (“Borrower”), Fox Factory Holding Corp., a Delaware corporation (“Co-Borrower”), and Compass Group Diversified Holdings LLC, (together with its successors and assigns, “Lender”), as lender.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.    Definitions; Interpretation.

1.1     Definitions.

When used herein the following terms shall have the following meanings:

Acceleration Event means the occurrence of any of the following: (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments; or (iii) any other Event of Default under Section 8.1 and the election by the Lender to declare the Obligations to be due and payable or to terminate the Revolving Loan Commitment.

Account has the meaning set forth in the Guarantee and Collateral Agreement.

Account Debtor means any Person who is obligated to Borrower or any Subsidiary with respect to any Account, Chattel Paper or General Intangible.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of Borrower or of any Subsidiary.

Agreement has the meaning set forth in the Preamble.

Applicable Margin means the applicable rate per annum as set forth in the following table:

Level	Total Debt to EBITDA Ratio	Revolving Loans		Term A Loans
		Base Rate	LIBOR	Base Rate	LIBOR
1	Less than 3.0: 1.0	1.75	3.25	1.75	3.25
2	Greater than 3.0: 1.0 but less than 4.0: 1.0	2.00	3.50	2.00	3.50
3	Greater than 4.0: 1.0	2.25	3.75	2.25	3.75

The Applicable Margin in respect of the Revolving Loans and Term A Loans shall be adjusted quarterly, to the extent applicable, on the date financial statements are required to be delivered pursuant to Section 6.1.2 with respect to the last fiscal month of a Fiscal Quarter (or, in the case of the last Fiscal Quarter of each Fiscal Year, Section 6.1.1) after the end of each related Fiscal Quarter (each, an “Interest Determination Date”) based on the Total Debt to EBITDA Ratio as of the last day of such Fiscal Quarter. Such Applicable Margin shall be effective from such Interest Determination Date until the next Interest Determination Date. Initially, each Applicable Margin shall be that percentage set forth above for Level 3 in the table above. After March 31, 2008, each Applicable Margin shall be equal to the applicable rate per annum set forth in the table above opposite the applicable Total Debt to EBITDA Ratio.

Assignee has the meaning set forth in Section 9.8.1.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Balance Sheet Date has the meaning set forth in Section 5.4.

Bankruptcy Code means the United States Bankruptcy Code (11 U.S.C. 101 et. seq.), as amended, and any successor statute.

Base Rate means, for any day, the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates Section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select) and (b) the sum of the Federal Funds Rate plus 0.5%. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Blocked Account has the meaning set forth in Section 6.10.

Blocked Account Bank has the meaning set forth in Section 6.10.

Borrower has the meaning set forth in the Preamble.

Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) the sum of (i) 85% of the unpaid amount of all Eligible Accounts plus (ii) 55% of the unpaid amount of all Eligible Inventory valued at the lower of cost (on a FIFO basis) or market, in each case less an obsolescence reserve established by Borrower from time to time on its balance sheet, in accordance with GAAP and reasonably satisfactory to Lender.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

Borrowing Notice means a notice in substantially the form of Exhibit E.

Business Day means any day other than any Saturday and Sunday on which commercial banks are open for commercial banking business in New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried out in the London interbank Eurodollar market.

Capital Expenditures means all expenditures (other than for leasehold improvements not to exceed $300,000 per year ) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with Section 2.9.2(a)(i).

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, (i) in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person, or (ii) is a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000),

(d) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Lender.

Chattel Paper has the meaning set forth in the Guarantee and Collateral Agreement.

Closing Date means the date on which all conditions precedent set forth in Section 4.1 have been satisfied or waived in writing by Lender.

Closing Date Transaction Services Fee means the fee payable to Manager pursuant to that certain Transaction Services Agreement, dated as of the Closing Date, between Borrower and the Manager in an amount not to exceed $850,000.

Co-Borrower has the meaning set forth in the Preamble.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by Borrower or any Subsidiary, acknowledges the Liens of Lender and waives (or, if approved by Lender, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage (if any), each Collateral Access Agreement, and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to Lender in order to secure the Obligations, each as amended, restated or otherwise modified from time to time.

Commitments means the Revolving Loan Commitment, the Term A Loan Commitment and the Term B Loan Commitment.

Commitment Fee means the fee payable by Borrower to Lender pursuant to Section 2.7.1.

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to Co-Borrower, Borrower and the Subsidiaries for any period, the consolidated net income (or loss) of Co-Borrower, Borrower and the Subsidiaries for such period, excluding any gains or non-cash losses from Dispositions, any extraordinary or non-recurring gains or extraordinary or non-recurring non-cash losses and any gains or non-cash losses from discontinued operations.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Conversion/Continuation Notice means a notice in substantially the form of Exhibit F.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and not outstanding for more than 90 days after the date such trade account payable was created or for more than 60 days after the due date thereof), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Hedging Obligations of such Person, (g) all Contingent Obligations of such Person, (h) all indebtedness of any partnership of which such Person is a general partner, (i) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP and (j) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property.

Debt to be Repaid means the Debt listed on Schedule 4.1.3.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Disposition means, as to any asset or right of Borrower or any Subsidiary, (a) any sale, lease, assignment or other transfer (other than to Borrower or any Subsidiary), (b) any loss, destruction or damage thereof or (c) any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) assets subject to a Disposition which are replaced within 180 days with assets performing the same or a similar function, and (ii) the sale or other transfer of Inventory in the ordinary course of business.

Dollar and $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia. Unless the context otherwise requires, each reference to Domestic Subsidiary or Domestic Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of Borrower.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense, income tax expense, depreciation and amortization for such period, (ii) management fees paid to or accrued for the benefit of Manager in such period to the extent permitted pursuant to Section 7.4, (iii) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including cash closing fees and expenses in connection with closing of the transactions contemplated by this Agreement; and (iv) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business; provided, that, notwithstanding anything to the contrary contained herein, for each calendar quarter listed below, EBITDA shall be deemed to be the amount set forth below opposite such quarter:

Calendar Quarter	EBITDA
June 30, 2007	$3,404,603
September 30, 2007	$5,244,633
December 31, 2007	$2,431,042

ECF Percentage means, for any Fiscal Year, 90%.

Eligible Account means all Accounts owing to Borrower or any Domestic Subsidiary other than:

(a) Accounts which remain unpaid for more than ninety (90) days after their invoice dates and Accounts which are not due and payable within ninety (90) days after their invoice dates;

(b) Accounts owing by a single Account Debtor, including a current Account, if Twenty-Five Percent (25%) or more of the balance owing by said Account Debtor upon said Accounts is ineligible pursuant to clause (a) above;

(c) Accounts with respect to which the Account Debtor is an officer, director, shareholder or partner of the Borrower or of any Subsidiary or is an Affiliate;

(d) Accounts with respect to which payment by the Account Debtor is or may be conditional and Accounts commonly known as bill and hold Accounts or Accounts of a similar or like arrangement;

(e) Accounts with respect to which the Account Debtor is located outside of the continental United States of America or Canada, unless such Accounts are backed in full by an irrevocable letter of credit in form and substance satisfactory to Lender issued by a domestic commercial bank acceptable to Lender;

(f) Accounts with respect to which the Account Debtor is the United States of America, any state of the United States or any other governmental body or any department, agency or instrumentality of any of the foregoing, unless such Accounts are duly assigned to Lender in accordance with all applicable governmental and regulatory rules and regulations (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that Lender is recognized by the Account Debtor to have all of the rights of an assignee of such Accounts;

(g) Accounts with respect to which the Borrower or any Subsidiary is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to Borrower or such Subsidiary, but only to the extent of Borrower’s and its Subsidiaries’ then aggregate liability to such Account Debtor (i.e. the excess of the aggregate face amount of Accounts of such Account Debtor over the aggregate liability of Borrower and its Subsidiaries to such Account Debtor shall constitute an Eligible Account unless otherwise excepted under this definition of Eligible Accounts);

(h) Accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor thereof;

(i) Accounts which are not invoiced (and dated as of such date) and sent to the Account Debtor thereof concurrently with or not later than ten (10) Business Days after the shipment and delivery to said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto;

(j) Accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or any Subsidiary (or by any agent or custodian of Borrower or any Subsidiary) for the account of or subject to further and/or future direction from the Account Debtor thereof;

(k) Accounts arising from a consignment sale, a “guaranteed sale”, a “sale on approval” or a “sale or return”;

(l) Accounts as to which Lender, at any time or times hereafter, determines, in good faith, that the prospects of payment or performance by the Account Debtor is or will be impaired in any material respect;

(m) Accounts of an Account Debtor to the extent, but only to the extent, that the same exceed a credit limit determined by Lender in its good faith discretion, at any time or times hereafter;

(n) Accounts which are subject to any dispute, offset, counterclaim, discount (except for prompt payment discounts that do not exceed Two Percent (2%) of the invoice amount) or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor contesting or denying liability under such Account;

(o) Accounts with respect to which the Account Debtor is located in the State of New Jersey, the State of Minnesota or the State of West Virginia; provided, however, that such restriction shall not apply if the Borrower or the Subsidiary Guarantor, as applicable for such Accounts, (i) has filed and has effective (A) in respect of Account Debtors located in the State of New Jersey, a Notice of Business Activities Report with the State of New Jersey Division of Taxation for the then current year, (B) in respect of Account Debtors located in the State of Minnesota, a Minnesota Business Activity Report with the Minnesota Department of Revenue for the then current year or (C) in respect of Account Debtors located in the State of West Virginia, a West Virginia Business Activity Report with the West Virginia Department of Tax and Revenue for the then current year, as applicable, or (ii) is otherwise exempt from such reporting requirements under the laws of such State(s);

(p) Accounts which are not subject to a first priority perfected security interest in favor of Lender;

(q) Accounts which are not lawfully owned by the Borrower free and clear of any Lien (other than the Lien granted by Borrower in favor of Lender) and otherwise continues to be in full conformity with all representations and warranties made by Borrower to Lender with respect thereto in the Loan Documents; and

(r) Accounts with respect to which the relevant Account Debtor (i) has filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (ii) has failed, suspended business operations, or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (iii) has had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (iv) in the case of an Account Debtor who is an individual, has died or been declared incompetent.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account until such time, if any, as it again meets all of the foregoing requirements.

Eligible Institution means (a) any Person that (i) is organized for the purpose of making equity or debt investments in one or more other Persons and (ii) is an Affiliate of Lender or Manager, (b) any Person that invests in, or extends credit pursuant to, commercial loans in the ordinary course of business, or (c) any finance company, insurance company or other financial institution which temporarily warehouses Loans for Lender or any Person described in clauses (a) or (b) above.

Eligible Inventory means Inventory of Borrower or any Domestic Subsidiary which meets each of the following requirements:

(a) it (i) is lawfully owned by the Borrower or such Domestic Subsidiary, (ii) is subject to a perfected Lien in favor of Lender and (iii) is not subject to any other assignment, claim or Lien;

(b) it is not held on consignment and may be lawfully sold;

(c) it arose or was acquired in the ordinary course of the business of the Borrower or such Domestic Subsidiary and does not represent damaged, obsolete or non-salable goods;

(d) no Account or document of title has been created or issued with respect to such Inventory;

(e) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright (i) the Lender shall have entered into a waiver letter, in form and substance satisfactory to the Lender, with the licensor with respect to the rights of the Lender to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or (B) the Lender shall otherwise be satisfied, in its sole discretion, that the Lender has rights to sell or dispose of such Inventory;

(f) it is in the possession and control of Borrower or any Domestic Subsidiary and it is stored and held in facilities in the United States owned by Borrower or any Domestic Subsidiary or, if such facilities are not so owned, Lender is in possession of a Collateral Access Agreement with respect thereto;

(g) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(h) it is not subject to any agreement which would restrict Lender’s ability to sell or otherwise dispose of such Inventory;

(i) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(j) it is not “in transit” to Borrower or any Domestic Subsidiary or held or delivered by Borrower or any Domestic Subsidiary on consignment;

(k) it is not “work-in progress”, “supplies” or “packaging” Inventory; and

(l) Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory until such time, if any, as it again meets all of the foregoing requirements.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any of the events described in Section 8.1.

Excess Cash means, with respect to Co-Borrower, Borrower and its Subsidiaries, the excess of (i) the combined cash and Cash Equivalent Investments of Co-Borrower, Borrower and such Subsidiaries (exclusive of cash required to cover then outstanding checks) over (ii) $250,000.

Excess Cash Flow means, with respect to each Fiscal Year, the EBITDA for such Fiscal Year, minus the sum, without duplication, of (i) scheduled repayments of principal of Term Loans and other Debt (other than Revolving Loans) of Co-Borrower, Borrower and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such Fiscal Year, (ii) voluntary prepayments of the Term Loans pursuant to Section 2.9.1 during such Fiscal Year, (iii) cash payments (not financed with the proceeds of Debt other than Revolving Loans) made in such Fiscal Year with respect to Capital Expenditures permitted under Section 7.14.4, (iv) all federal, state, local and foreign income taxes paid in cash by Co-Borrower, Borrower and the Subsidiaries during such Fiscal Year or payable with respect to such Fiscal Year by any of them within 75 days after the last day of such Fiscal Year, (v) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 paid in cash by Co-Borrower, Borrower and the Subsidiaries during such Fiscal Year or payable with respect to such Fiscal Year by any of them within 30 days after the last day of such Fiscal Year, (vi) to the extent permitted under Section 7.4, management fees (other than the Closing Date Transaction Services Fee) paid in cash to Manager during such Fiscal Year or payable to Manager with respect to such Fiscal Year within 30 days of the last day of such Fiscal Year, (vii) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including cash closing expenses in connection with closing of the transactions contemplated by this Agreement, and (viii) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.

Extraordinary Receipts means any cash received by Co-Borrower, Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement and any amounts received from escrow arrangements in connection with any purchase agreement.

Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year (or, for the fiscal year of Borrower ending December 31, 2008, the period beginning on the date of this Agreement and ending on December 31, 2008).

Fixed Charge Coverage Ratio means for each Computation Period the ratio of (a) the total for such period of EBITDA minus the sum for such period of (i) all income taxes paid by Borrower and the Subsidiaries within 75 days of the end of such period, (ii) all Capital Expenditures and (iii) management fees (other than the Closing Date Transaction Services Fee paid in cash to Manager during such period or payable to Manager within 30 days of the end of such period) to (b) the sum for such period of (i) Interest Expense paid in cash by Co-Borrower, Borrower and the Subsidiaries, plus (ii) required payments of principal of Debt (including the Term Loans but excluding the Revolving Loans). In determining the Fixed Charge Coverage Ratio for a particular period, the calculation of the income tax liabilities of Co-Borrower, Borrower and its Subsidiaries described above shall be made without giving effect to any tax refunds, tax receivables, net operating losses or other net tax benefits that were received or receivable during such Computation Period on account of any prior Computation Period.

Foreign Subsidiary means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

General Intangible has the meaning set forth in the Guarantee and Collateral Agreement.

Governmental Authority means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement, dated as of the Closing Date, by each Loan Party in favor of Lender, as amended, restated or otherwise modified from time to time.

Hazardous Substances means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Interest Expense means for any period the consolidated interest expense of Co-Borrower, Borrower and the Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter, as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and (d) Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.

Investment Affiliate means, with respect to Manager, any fund or investment vehicle that (a) is organized by Manager for the purpose of making equity or debt investments in one or more companies and (b) is controlled by Manager. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

IRC means the Internal Revenue Code of 1986, as amended.

Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel (including counsel employed by such Person), accountants, auditors, appraisers, consultants and other professionals to such Person, and (b) all court costs and similar legal expenses.

Lender has the meaning set forth in the Preamble.

Letter of Credit has the meaning set forth in Section 2.3.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/10,000 of 1%) equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on Telerate Page 3750 at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Lender) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein).

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.

Loan Party means Borrower, Co-Borrower and each Subsidiary.

Loans means Revolving Loans and Term Loans.

Management Agreement means the Management Agreement, dated as of even date herewith, by and between the Manager and the Borrower.

Manager means Compass Group Management LLC, a Delaware limited liability company.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means a material adverse change in, or a material adverse effect upon, (a) the financial condition, operations, assets, business, properties or prospects of Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations under any Loan Document, or (c) the validity, perfection or priority of any Lien in favor of Lender on any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document, in each case taken as a whole; provided, however, that the following events, changes, conditions or effects shall not be deemed to have a “Material Adverse Effect”: (a) any event change, condition or effect occurring generally in the industry in which the Borrower or any of its Subsidiaries operates; (b) changes in events, conditions or effects in connection with general economic or political conditions; (c) any adverse change in the financial condition, operations, assets, business, properties or prospects of Loan Parties taken as a whole that does not impact the long term economic prospects and performance of the Loan Parties taken as a whole; or (d) a failure to meet internal projections or forecasts.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Lender a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a) with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses and, in the case of a Disposition of any asset, costs of preparing such asset for sale), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by Co-Borrower and/or Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien prior to the Lien of Lender on the asset subject to such Disposition and (v) with respect to any Disposition, all money actually applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and

(b) with respect to any issuance of equity securities, the aggregate cash proceeds received by Co-Borrower, Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).

Non-Senior Debt means the Term B Loans plus any unsecured Debt of Co-Borrower, Borrower or a Subsidiary which has subordination terms, covenants, pricing and other terms which have been approved in writing by Lender.

Note means a promissory note substantially in the form of Exhibit D, as the same may be amended, restated or otherwise modified from time to time.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this

Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith and all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliates, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, liquidated or unliquidated, disputed or undisputed, legal or equitable, secured or unsecured, now or hereafter existing, or due or to become due, and whether or not a claim for any of the foregoing is allowed in whole or in part in any proceeding under the Bankruptcy Code with respect to any Loan Party.

OFAC has the meaning set forth in Section 6.4.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by Co-Borrower, Borrower or any Subsidiary, as lessee, other than any Capital Lease.

Paid in Full means, with respect to any Obligations, (a) the payment in full in cash and performance of all such Obligations, and (b) the termination of all Commitments relating to such Obligations.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Management Fees means management or consulting fees payable pursuant to the terms of the Management Agreement in an aggregate amount not to exceed $500,000 in any Fiscal Year.

Permitted Transaction Services Fees means the Closing Date Transaction Services Fee and all other management or consulting fees payable to the Manager pursuant to the terms of transaction services agreements, if any, between Borrower and the Manager relating to the performance by the Manager of certain transaction-related services in connection with the acquisitions of target businesses by the Co-Borrower, Borrower or its Subsidiaries or dispositions of the Co-Borrower’s, Borrower’s or its Subsidiaries’ property or assets, which transaction services agreements shall contain market terms and conditions and will be approved by the Board of Directors of the Co-Borrower and the nominating and corporate governance committee of Lender.

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Pro Rata Revolving Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof)

specified opposite such Person’s name on Annex I which corresponds to the Revolving Loan Commitment, which percentage shall be with respect to Revolving Loans outstanding if the Revolving Loan Commitment has terminated.

Pro Rata Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) the sum of such Person’s (i) Pro Rata Revolving Share of the Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, such Person’s Pro Rata Revolving Share of the Revolving Loans outstanding), (ii) Pro Rata Term A Loan Share of the Term A Loans) and (iii) Pro Rata Term B Loan Share of the Term B Loans, by (b) the Total Loan Commitment.

Pro Rata Term A Loan Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Person’s name on Annex I which corresponds to the Term A Loans.

Pro Rata Term B Loan Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Person’s name on Annex I which corresponds to the Term B Loans.

Purchase Agreement means that certain Share Purchase Agreement, dated as of even date herewith, by and among Co-Borrower, as purchaser, Borrower and Robert C. Fox, Jr., as the sole shareholder of Borrower immediately prior to the transactions contemplated thereby.

Related Transactions means the transactions contemplated by the Purchase Agreement.

Revolving Loan Commitment means $22,000,000 (as reduced from time to time pursuant to the terms hereof), plus such additional amounts, if any, that Lender may, in its sole discretion, from time to time commit to advance as Revolving Loans in connection with one or more Acquisitions; provided, however, that no advance in respect of any such additional Revolving Loan Commitment shall exceed that amount that would result in Borrower’s: (i) Senior Debt to EBITDA Ratio exceeding 3.0 to 1.0; or (ii) Total Debt to EBITDA Ratio exceeding 4.5 to 1.0, with both such ratios calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Revolving Loans has the meaning set forth in Section 2.1.1.

Securitization has the meaning set forth in Section 9.9.

Senior Debt means, as of any day, the Revolving Loans, to the extent outstanding at the end of such day, plus the aggregate principal amount of the Term A Loans outstanding at the end of such day, plus all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances, if any, issued for the account of Borrower and outstanding at the end of such day.

Senior Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Senior Debt as of such day to (ii) EBITDA for the Computation Period ending on such day.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiary or Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of Borrower.

Term A Loan Commitment means $23,000,000 plus, after the Closing Date, such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term A Loans in connection with one or more Acquisitions; provided, however, that no such additional Term A Loan Commitment shall exceed that amount which would result in Borrower’s: (i) Senior Debt to EBITDA Ratio exceeding 3.0 to 1.0; or (ii) Total Debt to EBITDA Ratio exceeding 4.5 to 1.0, with both such ratios calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Term A Loan Maturity Date means January 4, 2014 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term A Loans means a loan from Lender to Co-Borrower and Borrower in the principal amount of the Term A Loan Commitment on the Closing Date, together with such other loans, if any, pursuant to the Term A Loan Commitment.

Term B Loan Commitment means $20,000,000 plus, after the Closing Date, such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term B Loans in connection with one or more Acquisitions; provided, however, that no such additional Term B Loan Commitment shall exceed that amount which would result in Borrower’s Total Debt to EBITDA Ratio exceeding 4.5 to 1.0, with such ratio to be calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Term B Loan Maturity Date means January 4, 2015 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term B Loans means a loan from Lender to Co-Borrower and Borrower in the principal amount of the Term B Loan Commitment on the Closing Date, together with such other loans, if any, pursuant to the Term B Loan Commitment.

Term Loan Commitments means the Term A Loan Commitment and the Term B Loan Commitment, collectively.

Term Loans means the Term A Loans and the Term B Loans, collectively.

Termination Date means January 4, 2014 or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 2.9 or Section 8.

Total Debt means, as of any day, all Debt (other than Debt described in clause (g) of the definition thereof and Debt of any Loan Party to another Loan Party) of Co-Borrower, Borrower and the Subsidiaries at the end of such day, determined on a consolidated basis.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.

Total Loan Commitment means at any date of determination, the sum of (i) the Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, the Revolving Loans then outstanding) at the end of such date plus (ii) the outstanding principal balance of the Term Loans at the end of such date plus (iii) to the extent, if any, that the Term Loan Commitments remain unused and in effect, the amount of such remaining Term Loan Commitments.

Unused Availability Fee means the fee payable by Co-Borrower and Borrower to Lender pursuant to Section 2.7.2.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries herein shall be a reference to Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Borrower.

1.2    Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation; and (h) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

Section 2.    Credit Facilities.

2.1    Commitments.

On and subject to the terms and conditions of this Agreement, Lender agrees as follows:

2.1.1    Revolving Loan Commitments.

Lender will make loans to Borrower and Co-Borrower on a revolving basis (“Revolving Loans”) from time to time and Borrower may repay such loans from time to time until the Termination Date in such amounts as Borrower may request from Lender; provided, that after giving effect to such Revolving Loans, the Revolving Loans outstanding will not at any time exceed the lesser of (i) the Revolving Loan Commitment minus the aggregate Stated Amount of all outstanding Letters of Credit or (ii) the Borrowing Availability minus the aggregate Stated Amount of all outstanding Letters of Credit.

2.1.2    Term Loan Commitments.

Lender agrees to make (a) a Term A Loan to Borrower and Co-Borrower on the Closing Date in an amount equal to the Term A Loan Commitment as of the Closing Date, and (b) a Term B Loan to Borrower and Co-Borrower on the Closing Date in an amount equal to the Term B Loan Commitment as of the Closing Date. The Lender shall have no obligation to make Term Loans after the Closing Date. Term Loans which are repaid or prepaid by Borrower or Co-Borrower, in whole or in part, may not be re-borrowed.

2.2    Loan Procedures.

2.2.1    Loan Types.

Each Loan shall be either a Base Rate Loan or a LIBOR Loan, as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three different Interest Periods shall exist among outstanding LIBOR Loans at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that Lender and each Assignee will have a ratable share (according to its Pro Rata Revolving Share) of all

Revolving Loans and all Interest Periods of LIBOR Loans. Notwithstanding the foregoing or any other provision of this Agreement, Borrower may not make, and Lender shall not be obligated to fund, more than two (2) Revolving Loan borrowings during any single calendar week; provided, however, Borrower may from time to time request additional Revolving Loan borrowings for emergency funding purposes and Lender shall use its best efforts to fund such emergency Revolving Loan borrowings.

2.2.2    Borrowing.

Borrower shall give written (including via email) notice or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 11:00 a.m. New York City time at least two (2) Business Days prior to the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 a.m. New York City time at least four (4) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of LIBOR borrowing, the initial Interest Period therefor. So long as Borrower’s request is timely made and the conditions precedent set forth in Section 4 with respect to such borrowing have been satisfied, Lender shall pay over the proceeds of such borrowing request to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of $250,000 or of any integral multiple of $50,000 in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of $250,000 or of any integral multiple of $50,000 in excess thereof.

2.2.3    Conversion; Continuation.

(a) Subject to Section 2.2.1, Borrower may, upon irrevocable written (including via email) notice to Lender in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $250,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $250,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.

(b) Borrower shall give written (including via email) or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m. New York City time at least one Business Day prior to the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 a.m. New York City time at least four Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

2.3    Letters of Credit.

2.3.1 At the request of Borrower, Lender may issue, or cause to be issued, from time to time before the date which is 30 days prior to the Termination Date standby letters of credit, or participation agreements confirming payment to issuers (reasonably acceptable to Lender) of standby letters of credit, in each case for the account of Borrower or any Subsidiary and containing terms and conditions which are consistent with this Agreement and reasonably satisfactory to Lender (each such standby letter of credit and participation agreement, a “Letter of Credit”). With respect to the outstanding face amount drawn on each such Letter of Credit, Borrower shall pay to Lender a fee equal to the Applicable Margin per annum for LIBOR Rate Revolving Loans, calculated based upon a year of 365 days for actual days outstanding and payable on the last day of each calendar quarter in arrears. In addition, with respect to each Letter of Credit, the Borrower shall pay to or as directed by Lender such additional customary fees as Borrower and Lender may from time to time agree. After giving effect to each such issuance, the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the least of (a) $1,000,000, (b) the Revolving Loan Commitment minus the aggregate amount of all outstanding Revolving Loans and (c) the Borrowing Availability minus the aggregate amount of all outstanding Revolving Loans. Borrower shall give notice to Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least ten (10) Business Days (or such lesser number of days as Lender shall agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application in form reasonably acceptable to Lender, duly executed by Borrower, together with such other documentation as Lender may request in support thereof, it being understood that each Letter of Credit application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, and the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (a) one year after the date of issuance thereof and (b) 30 days prior to the scheduled Termination Date.

2.3.2 Borrower hereby unconditionally and irrevocably agrees to reimburse Lender for each payment or disbursement made by Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Lender shall promptly notify Borrower whenever any demand for payment is made under any Letter of Credit; provided, that the failure of Lender to so notify Borrower shall not affect the rights of Lender in any manner whatsoever. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that Lender is reimbursed by Borrower therefor, payable on demand, at the interest rate per annum from time to time in effect for Revolving Loans which are Base Rate Loans.

2.3.3 Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Lender (or, as applicable, the issuer of any underlying letter of credit) has determined complies on its face with the terms of the applicable Letter of Credit (or, if applicable, underlying letter of credit), even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

2.4    Certain Conditions.

Notwithstanding any other provision of this Agreement, Lender shall not have an obligation to make any Loan, or to permit the continuation of any expiring LIBOR Loan as a LIBOR Loan, or to permit any conversion into any LIBOR Loans, if an Event of Default or Default exists.

2.5    Loan Accounting.

2.5.1    Recordkeeping.

Lender shall record in its records the date and amount of each Loan made and each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.6    Interest.

2.6.1    Interest Rates.

Borrower and Co-Borrower promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: (a) at all times which such Revolving Loan or Term A Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; (b) at all times while such Revolving Loan or Term A Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin, and (c) with respect to Term B Loans, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus 7.50%; provided, that (i) at any time an Event of Default exists, if requested by Lender, the Applicable Margin corresponding to each Loan (other than Term B Loans) shall be increased by two percentage points per annum and, in the case of Term B Loans, such Loans shall bear interest at the rate per annum equal to the sum of the LIBOR Rate applicable to each Interest

Period for such Loan plus 9.50%), (ii) any such increase may thereafter be rescinded by Lender, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower and Co-Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.6.2    Interest Payment Dates.

Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity in cash. Accrued interest on each LIBOR Loan shall be payable (a) on the last day of each Interest Period relating to such Loan, (b) upon a prepayment of such Loan in accordance with Section 2.9 and (c) at maturity in cash. After maturity and at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rates specified in Section 2.6.1.

2.6.3    Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to Borrower. Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

2.6.4    Computation of Interest.

Interest shall be computed by Lender for the actual number of days elapsed on the basis of a year of (a) 365/366 days for interest calculated at the Base Rate and (b) 360 days for interest calculated at the LIBOR Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate. Lender shall determine each interest rate applicable to the Loans and its determination thereof, and its computation of interest thereon, shall be conclusive in the absence of manifest error.

2.7    Fees.

2.7.1    Commitment Fee.

Borrower and Co-Borrower agree to pay to Lender on the Closing Date a commitment fee (the “Commitment Fee”) equal to 2.0% multiplied by the Total Loan Commitments.

2.7.2    Unused Availability Fee.

For the period from the Closing Date to the Termination Date, Borrower and Co-Borrower agree to pay to Lender a fee (the “Unused Availability Fee”) equal to 0.5% multiplied by the amount by which the Revolving Loan Commitment exceeds the average daily Revolving

Loans outstanding plus the aggregate Stated Amount of all outstanding Letters of Credit. The Unused Availability Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which the Unused Availability Fee shall not have previously been paid. The Unused Availability Fee shall be computed by Lender for the actual number of days elapsed on the basis of a year of 360 days.

2.7.3    Additional Commitment Fees.

Borrower and Co-Borrower agree to pay to Lender on each date, if any, on which (i) additional Term A Loan commitments are made (or additional Term A Loans advanced) or Revolving Loan commitments are made, in each case after the Closing Date, an amount equal to 1.0% multiplied by the amount of each such post-Closing Date advance or commitment, and (ii) additional Term B Loan commitments are made (or additional Term A Loans advanced) after the Closing Date an amount equal to 2.0% multiplied by the amount of each such post-Closing Date advance or commitment.

2.8    Commitment Reduction.

2.8.1    Voluntary Reduction or Termination of Revolving Loan Commitment.

Borrower may from time to time on at least five Business Days’ prior written notice received by Lender permanently reduce the Revolving Loan Commitment to an amount not less than the sum of (i) Revolving Loans outstanding plus (ii) the aggregate Stated Value of all outstanding Letters of Credit. Any such reduction shall be in an amount not less than $500,000 or a higher integral multiple of $100,000. Concurrently with any reduction of the Revolving Loan Commitment to zero, Borrower shall pay all interest on the Revolving Loans and all accrued and unpaid fees owing in respect thereof, including any Unused Availability Fee.

2.9    Prepayment.

2.9.1    Voluntary Prepayment.

Borrower and Co-Borrower may from time to time, on at least one Business Day’s written (including via email) notice or telephonic notice (if a telephonic notice, followed immediately by written confirmation thereof) to Lender not later than 11:00 a.m. New York City time on such day, prepay the Term Loans in whole or in part; provided that Borrower may not prepay all or any portion of the Term B Loans if, either immediately prior to or after giving effect to any such prepayment, any portion of the Revolving Loans or Term A Loans are outstanding. Such notice to Lender shall specify the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000. All prepayments of Term Loans pursuant to this Section 2.9.1 shall be applied pursuant to Section 2.9.3.

2.9.2    Mandatory Prepayment.

(a) Subject to Section 2.9.2(c), Borrower and Co-Borrower shall prepay, first, the Term A Loans until Paid in Full, second, the Term B Loans until Paid in Full (in each case in the inverse order of maturity to the remaining installments thereof), and third, the Revolving Loans until paid in full, at the following times and in the following amounts:

(i) concurrently with receipt by Borrower, Co-Borrower or any Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;

(ii) concurrently with receipt by Borrower, Co-Borrower or any Subsidiary of any Net Cash Proceeds from any issuance of its equity securities (other than equity securities that are issued pursuant to Section 7.11(a)) or the issuance of Debt (other than Debt permitted by Section 7.1, in an amount equal to such Net Cash Proceeds;

(iii) within 90 days after the end of each Fiscal Year (commencing with Fiscal Year 2007), in an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year; and

(iv) concurrently with the receipt by Borrower, Co-Borrower or any Subsidiary of any Extraordinary Receipts, in an amount equal to such Extraordinary Receipts.

(b) If on any day the sum of (i) the Revolving Loans then outstanding plus (ii) the Stated Amount of the outstanding Letters of Credit exceeds the Borrowing Availability, whether pursuant to a reduction of the Revolving Loan Commitment pursuant to Section 2.8.1 or otherwise, Borrower and Co-Borrower shall immediately prepay Revolving Loans in an amount sufficient to eliminate such excess.

(c) Notwithstanding Section 2.9.2(a), on each Monday during the term of the Revolving Loan Commitment and for so long as there are Revolving Loans outstanding, Borrower and Co-Borrower shall prepay the Revolving Loans until Paid in Full in an amount equal to the Excess Cash at the time of such payment. Payments pursuant to this Section 2.9.2(c) shall not result in a reduction in the Revolving Loan Commitment.

2.9.3    All Prepayments.

(a) Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities. All prepayments of Term Loans shall be applied first to Term A Loans until Paid in Full and then to Term B Loans and, in each case, in the inverse order of maturity to the remaining installments thereof.

(b) Borrower shall give written (including via email) notice or telephonic notice (followed immediately by written confirmation thereof) to Lender not later than 11:00 a.m. New York City time at least one Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.9.2.

2.10    Repayment.

2.10.1    Revolving Loans.

The Revolving Loans then outstanding shall be paid, for the account of Lender and any Assignee according to its respective Pro Rata Revolving Share, in full on the Termination Date.

2.10.2    Term A Loans.

The Term A Loans shall amortize as provided in the following table, with each annualized amount being due and payable in equal quarterly installments on the last day of each Fiscal Quarter, commencing March 31, 2008 and continuing to the Term Loan A Maturity Date, on which date the then outstanding Term A Loans shall be paid in full:

Year	Annual Amortization

1	$1,150,000
2	$1,150,000
3	$1,150,000
4	$1,150,000
5	$1,150,000
6	$17,250,000

2.10.3    Term B Loans.

The Term B Loans shall be paid in full on the Term B Loan Maturity Date.

2.11    Payment.

2.11.1    Making Payments.

All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrower to Lender without setoff, recoupment or counterclaim and in immediately available funds by wire transfer initiated by Borrower by not later than 11:00 a.m. New York City time on the date due. Any such wire of funds not received by Lender prior to 2:00 p.m. New York City time shall be deemed to have been received by Lender on the following Business Day.

2.11.2    Application of Payments and Proceeds.

(a) Except as set forth in Section 2.9.2 and Section 2.9.3, and subject to the provisions of Sections 2.11.2(b) and 2.11.2(c) below, each payment of principal shall be applied to such Loans as Borrower shall direct by notice to be received by Lender on or before the date of such payment or, in the absence of such notice, as Lender shall determine in its discretion.

(b) If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in the following order:

(i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), until Paid in Full;

(ii) SECOND, to the payment of all other fees, costs, expenses and indemnities due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;

(iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;

(iv) FOURTH, to the payment of all principal of the Loans, other than Term B Loans, due and owing until Paid in Full;

(v) FIFTH, to the payment of all other Obligations owing to Lender, other than Obligations owing in respect of Term B Loans, until Paid in Full;

(vi) SIXTH, to the payment of all fees, costs, expenses and indemnities due and owing to Lender in respect of Term B Loans until Paid in Full;

(vii) SEVENTH, to the payment of all accrued and unpaid interest due and owing to Lender in respect of Term B Loans until Paid in Full;

(viii) EIGHTH, to the payment of all principal of Term B Loans due and owing until Paid in Full; and

(ix) NINTH, to the payment of all other Obligations owing to Lender in respect of Term B Loans until Paid in Full.

(c) If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in such order as Lender may elect. In the absence of a specific determination by Lender, payments in respect of the Obligations and proceeds of Collateral received by Lender shall be applied in the following order:

(i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), until Paid in Full;

(ii) SECOND, to the payment of all other fees, costs, expenses and indemnities due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;

(iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;

(iv) FOURTH, to the payment of all principal of the Loans, other than Term B Loans, then due and owing until Paid in Full;

(v) FIFTH, to the payment of all other Obligations owing to Lender, other than Obligations owing in respect of Term B Loans, until Paid in Full;

(vi) SIXTH, to the payment of all fees, costs, expenses and indemnities due and owing to Lender in respect of Term Loans until Paid in Full;

(vii) SEVENTH, to the payment of all accrued and unpaid interest due and owing to Lender in respect of Term B Loans until Paid in Full;

(viii) EIGHTH, to cash collateralize Obligations consisting of Term B Loans not yet due and owing until Paid in Full; and

(ix) NINTH, to the payment of all other Obligations owing to Lender in respect of Term B Loans until Paid in Full.

2.11.3    Payment Dates.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.11.4    Set-off.

Borrower and Co-Borrower agree that Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower and Co-Borrower agree that at any time an Event of Default has occurred and is continuing, Lender may apply to the payment of any Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender.

Section 3.    Yield Protection.

3.1    Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by Lender’s net income by the jurisdiction under which Lender is organized or conducts business (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower or Co-Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and (iii) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b) If Borrower or Co-Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

(c) Each Assignee that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii) becomes an assignee of an interest under this Agreement under Section 9.8.1 after the Closing Date (unless such Person was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Lender one or more (as Borrower or Lender may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Person’s entitlement to exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Person pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Person or Lender to comply with this paragraph.

3.2    Increased Cost.

(a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described above is to increase the cost to (or to impose a cost on) Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under its Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b) If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

3.3    Inadequate or Unfair Basis.

If Lender reasonably determines (which determination shall be binding and conclusive on Borrower and Co-Borrower) that, by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Lender shall promptly notify the Borrower thereof and, so long as such circumstances shall continue, (a) Lender shall be under no obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

3.4    Change in Law.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.

3.5    Funding Losses.

Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), Borrower will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 3.3 or 3.4) or (b) any failure of Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For the purposes of this Section 3.5, all determinations shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

3.6    Conclusiveness of Statements; Survival.

Determinations and statements of Lender pursuant to this Section 3 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under this Section 3 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4.    Conditions Precedent.

The obligation of Lender to make its Loans is subject to the following conditions precedent:

4.1    Initial Credit Extension.

The obligation of Lender to make the initial Loans hereunder is, in addition to the conditions precedent specified in Section 4.2, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Lender:

4.1.1    EBITDA.

EBITDA, as adjusted by adjustments satisfactory to Lender, for the 12 month period ending November 30, 2007 shall not be less than $10,000,000.

4.1.2    Initial Loans; Availability.

Not more than $13,500,000 in Revolving Loans shall be advanced or issued (as applicable) on the Closing Date, and after giving effect to the consummation of the Related Transactions and funding of the initial Loans on the Closing Date, Borrowing Availability shall exceed the sum of the outstanding Revolving Loans by at least $3,000,000.

4.1.3    Debt to be Repaid.

The Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full.

4.1.4    Fees.

Borrower shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.5    Delivery of Loan Documents.

Borrower shall have delivered the following documents in form and substance satisfactory to Lender (and, as applicable, duly executed by each Loan Party a party thereto and dated the Closing Date or an earlier date satisfactory to Lender):

(a) Agreement. This Agreement.

(b) Notes. Notes in favor of Lender representing the Loans.

(c) Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(d) Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Lender perfected Liens (subject only to Liens permitted pursuant to Section 7.2) in the Collateral.

(e) Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Loan Party, with copies of such financing statements, which reports shall not evidence any filings with respect to Liens that are not permitted by Section 7.2.

(f) Reserved.

(g) Collateral Access Agreements. Collateral Access Agreements reasonably requested by Lender with respect to the Collateral.

(h) Payoff; Release. Payoff letters evidencing repayment in full of all Debt to be Repaid, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(i) Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Loans on the Closing Date.

(j) Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Lender, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(k) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Lender as loss payee and/or additional insured, as applicable, unless prohibited by law or the relevant insurance policy.

(l) Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(m) Appraisals. Appraisals of Collateral as reasonably requested by Lender, prepared by appraisers reasonably satisfactory to Lender.

(n) Environmental Reports. Environmental site assessment reports reasonably requested by Lender, prepared by environmental engineers reasonably satisfactory to Lender.

(o) Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise, including pursuant to the Hart-Scott-Rodino Act and all related state anti-trust laws and regulations) required for the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transactions have been duly obtained and are in full force and effect.

(p) Legal Opinion. Opinions of counsel with respect to such matters as Lender shall require, which are in form and substance satisfactory to Lender.

(q) Borrowing Base Certificate. Borrowing Base Certificate reflecting required information as of December 31, 2007.

(r) Other Documents. Such other certificates, documents and agreements as Lender may reasonably request.

4.2    All Credit Extensions.

The obligation of Lender to make each Loan is subject to the additional conditions precedent that (unless such conditions are waived by Lender), both before and after giving effect to any borrowing, (a) the representations and warranties of Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (b) no Event of Default or Default shall have then occurred and be continuing. Each request by Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan.

Section 5.    Representations and Warranties.

To induce Lender to enter into this Agreement and to induce Lender to make Loans hereunder, Borrower represents and warrants to Lender that, both before and after giving effect to the Related Transactions:

5.1    Organization.

Borrower is a corporation validly existing and in good standing under the laws of the State of California; Co-Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2    Authorization; No Conflict.

Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document and each agreement memorializing the Related Transactions to which it is a party, Borrower and Co-Borrower are duly authorized to borrow monies hereunder, and each of Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by Borrower and Co-Borrower of this Agreement and by each of Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower and Co-Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any Subsidiary or any other Loan Party (other than Liens in favor of Lender created pursuant to the Collateral Documents).

5.3    Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4    Financial Condition.

(a) The audited consolidated financial statements of Borrower and the Subsidiaries as at its Fiscal Year ending December 31, 2006 (the “Balance Sheet Date”), and the unaudited consolidated financial statements of Borrower and the Subsidiaries as at September 30, 2007 copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b) The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower and the Subsidiaries for the four (4) year period commencing January 1, 2008 delivered to Lender on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower has a reasonable basis, and the accompanying consolidated pro forma balance sheet of Borrower and the Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.

5.5    No Material Adverse Change.

Since the Balance Sheet Date, no event has occurred that could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties.

5.6    Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party which, if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, neither Borrower nor any other Loan Party has any material Contingent Obligations not listed on Schedule 7.1.

5.7    Ownership of Properties; Liens.

Each of Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except as permitted by Section 7.2.

5.8    Capitalization.

All issued and outstanding equity securities of Borrower and the other Loan Parties are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date. All of the issued and outstanding equity of Borrower is owned as set forth on Schedule 5.8 as of the Closing Date, and all of the issued and outstanding equity of each Subsidiary is, directly or indirectly, owned by Borrower. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Borrower or any other Loan Party.

5.9    Pension Plans.

During the twenty-four consecutive month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other Loan Party of any material liability, fine or penalty. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10    Investment Company Act.

Neither Borrower nor any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

5.11    Public Utility Holding Company Act.

Neither Borrower nor any other Loan Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

5.12    Margin Stock.

Neither Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13    Taxes.

Each of Borrower and each other Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.14    Solvency.

On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each of Borrower and each other Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.15    Environmental Matters.

Except as set forth in Schedule 5.15:

(a) The on-going operations of Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance therewith) reasonably be expected to result in a Material Adverse Effect.

(b) Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect.

(c) None of Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.

(d) There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any other Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.16    Insurance.

Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17    Information.

Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any Loan Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All information heretofore or contemporaneously herewith furnished in writing by Borrower or any other Loan Party to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower or any Loan Party to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.18    Intellectual Property.

Except as set forth on Part 1 of Schedule 5.18, Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrower and the other Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect. Set forth on Part 2 of Schedule 5.18 is a complete and accurate list as of the Closing Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Borrower, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.19    Restrictive Provisions.

Neither Borrower nor any other Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.

5.20    Labor Matters.

Except as set forth on Schedule 5.20, neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and the other Loan Parties are not in any material respect in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.21    No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.22    Compliance with Law.

No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any term of any material agreement or instrument binding on or otherwise affecting it or any of its properties, which violation could reasonably be expected to have a Material Adverse Effect.

5.23    Permits, etc.

Each Loan Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

5.24    Customers and Suppliers.

There exists no actual or, to Borrower’s knowledge, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand.

Section 6.    Affirmative Covenants.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, Borrower and Co-Borrower agree that, unless at any time Lender shall otherwise expressly consent in writing, they will:

6.1    Information.

Furnish to Lender:

6.1.1    Annual Report.

As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Borrower, consolidated balance sheets of Co-Borrower, Borrower and its

Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, retained earnings and cash flows for such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, all such financial statements to be prepared in accordance with GAAP consistently applied and audited by and accompanied by the unqualified opinion of Grant Thornton LLP or other independent certified public accountants selected by Borrower and reasonably acceptable to the Lender (which opinion shall be without (a) a “going concern” or like qualification or exception, (b) any qualification or exception as to the scope of such audit, or (c) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.14) together with (A) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (B) the computations of such accountants evidencing Borrower’s compliance with the financial covenants contained in Section 7.14 of this Agreement.

6.1.2    Interim Reports.

As soon as available and in any event within twenty (20) days after the end of each month of each Fiscal Year of Borrower, the consolidated balance sheet of Co-Borrower, Borrower and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income, retained earnings and cash flows for the portion of Borrower’s Fiscal Year ended at the end of such fiscal month (and the consolidating statements of income, retained earnings and cash flows of Co-Borrower, Borrower and its Subsidiaries for such fiscal month and for the portion of Borrower’s Fiscal Year ended at the end of such fiscal month), setting forth in each case in comparative form, (A) the figures for the corresponding fiscal month and the corresponding portion of Borrower’s previous Fiscal Year and (b) Borrower’s budgeted projections for such fiscal month and for the portion of Borrower’s Fiscal Year ended at the end of such fiscal month, all in reasonable detail and satisfactory in form to the Lender and certified, except as to projections (subject to normal year-end adjustments and footnote disclosures) as to fairness of presentation, GAAP and consistency by the President or the chief financial officer or controller of Borrower.

6.1.3    Compliance Certificate.

Simultaneously with the delivery of each set of financial statements referred to in Section 6.1.1 above and simultaneously with the delivery of each set of financial statements referred to in Section 6.1.2 above with respect to the last fiscal month of a Fiscal Quarter of Borrower, a certificate of the President or the chief financial officer or controller of Borrower in the form attached hereto as Exhibit B and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower’s compliance with the financial covenants contained in Section 7.14 of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (C) certifying that all of the representations and warranties of Borrower and/or any other Loan Party contained in this Agreement and/or in any of the other Loan Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate.

6.1.4    Notice of Default; Litigation; ERISA Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by Borrower or any other Loan Party; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.1.5    Management Report.

Promptly upon receipt thereof, any reports (including, without limitation, any management letters) submitted to Co-Borrower, Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 6.1.1 and 6.1.2 above) by independent accountants in connection with any annual, interim or special audit made by them of the books of Co-Borrower, Borrower or any Subsidiary.

6.1.6    Accounts Trial Balance.

Within fifteen (15) days after the end of each fiscal month of Borrower, (A) an Accounts trial balance of Borrower indicating which Accounts are up to 30, 30 to 60, 60 to 90 and 90 days or more past the due date and including, if requested by the Lender, a listing of the names and addresses of all applicable Account Debtors and (B) a summary of accounts payable of Borrower showing which accounts payable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and including, if requested by the Lender, a listing of the names and addresses of applicable creditors, all in form and detail reasonably satisfactory to the Lender and certified as being true, correct and complete by the President or the chief financial officer or controller of Borrower.

6.1.7    Budgets.

As soon as available and in any event within fifteen (15) days after the beginning of each Fiscal Year of Borrower, consolidated balance sheet, budgeted income statement and cash flow projections for Co-Borrower, Borrower and its Subsidiaries for such Fiscal Year on a month-by-month basis, all in form and detail reasonably acceptable to the Lender.

6.1.8    Non-Senior Debt Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Non-Senior Debt.

6.1.9    Other Information.

Promptly from time to time, such other information concerning Borrower and any other Loan Party as Lender may reasonably request.

6.1.10    Borrowing Base Certificate.

On or before the fifteenth (15th) day of each month, commencing with the next such delivery on or before February 15, 2008, a Borrowing Base Certificate (together with such supporting information as the Lender may reasonably request in connection therewith).

6.2    Books; Records; Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, Lender or any representative thereof to inspect the properties and operations of Borrower or such other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Lender and its representatives to inspect the Collateral and other tangible assets of Borrower or such Loan Party, to perform appraisals of the assets of Borrower or such Loan Party, Phase I Environmental Site Assessments (and if requested by Lender, Phase II Environmental Site Assessments) and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All such inspections or audits by Lender shall be at Borrower’s expense; provided, however, that if an Event of Default or Default has not occurred and is not then continuing, Borrower shall not be required to reimburse Lender for more than one such audit(s) during any Fiscal Year.

6.3    Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted, and cause each of its Subsidiaries to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of Lender, Borrower shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as a loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Lender prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Lender. Borrower shall execute and deliver to Lender a collateral assignment, in form and substance reasonably satisfactory to Lender, of each business interruption insurance policy maintained by the Loan Parties.

(c) Unless Borrower provides Lender with evidence of the continuing insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s and each other Loan Party’s interests. The coverage that Lender purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Lender purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4    Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5    Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6    Employee Benefit Plans.

Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

6.7    Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance and shall keep any property either owned or operated by it or any of its Subsidiaries free of any Liens which secure Environmental Claims.

6.8    Obtaining of Permits, Etc.

Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business.

6.9    Collateral Access Agreements.

Promptly notify Lender any time any Collateral with a book value in excess of $100,000 is located on any real property of the Borrower or any other Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by the Borrower or any other Loan Party, and, if requested by Lender, use commercially reasonable efforts to promptly obtain written subordinations or waivers, in form and substance reasonably satisfactory to Lender, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral.

6.10    Blocked Accounts.

(a) Borrower will, on or before the date that is thirty (30) days after the date of this Agreement, establish and, during the term of this Agreement, maintain blocked accounts (the “Blocked Accounts”) with respect to all of Borrower’s principal deposit or other concentration accounts (including each such account identified as a deposit or concentration account on Schedule 7.15) with the financial institutions at which those accounts are maintained (each a “Blocked Account Bank”), and enter into a control agreement relating to the Blocked Accounts with the Borrower, Lender and the applicable Blocked Account Bank.

(b) After the occurrence and during the continuance of an Event of Default, Lender may send a notice of assignment or notice of security interest to any and all of the Borrower’s Account Debtors and, thereafter, Lender shall have the sole right to collect the Accounts and Payment Intangibles (as those terms are defined in the UCC, as defined in the Guarantee and Collateral Agreement) of the Borrower or take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Borrower and its Subsidiaries shall not, without prior written consent of Lender, grant any extension of time of payment of any Account or Payment Intangible, compromise or settle any Account or Payment Intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(c) The Borrower hereby appoints Lender as the Borrower’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse the Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts or Payment Intangibles of the Borrower, (ii) sign the Borrower’s name on any invoice or bill of lading relating to any of the Accounts or Payment Intangibles of the Borrower, drafts against Account Debtors with respect to Accounts or Payment Intangibles of the Borrower, assignments and verifications of Accounts or Payment Intangibles and notices to Account Debtors with respect to Accounts or Payment Intangibles of the Borrower, (iii) send verification of Accounts of the Borrower, and (iv) notify the U.S. Postal Service authorities to change the address for delivery of mail addressed to the Borrower to such address as Lender may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Obligations are paid in full and all of the Commitments are terminated.

(d) Nothing herein contained shall be construed to constitute Lender as agent of the Borrower for any purpose whatsoever, and Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). Lender shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts of the Borrower or any instrument received in payment thereof or for any damage resulting therefrom (other than as a result of acts of omission or commission by Lender constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). Lender, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to Lender and shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

(e) If any Account or Payment Intangible of the Borrower includes a charge for any tax payable to any Governmental Authority, Lender is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge the Borrower therefor. The Borrower shall notify Lender if any Account or Payment Intangible of the Borrower includes any taxes due to any such Governmental Authority and, in the absence of such notice, Lender shall have the right to retain the full proceeds of such Account or Payment Intangible and shall not be liable for any taxes that may be due by reason of such Account or Payment Intangible.

6.11    Further Assurances; Post-Closing Items.

(a) Take, and cause each other Loan Party to take, such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by substantially all of the assets of Borrower and each Loan Party (as well as all equity interests of Borrower and each Subsidiary) and guaranteed by each Loan Party (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

(b) Execute and/or deliver, and/or cause to be executed and/or delivered, as applicable, to the Lender each of the items, if any, listed on Schedule 6.11(b) attached hereto (collectively, the “Post-Closing Items”) on or before the applicable due date listed after each such Post-Closing Item, each of which Post-Closing Items must be in form, substance and content reasonably satisfactory to the Lender.

Section 7.    Negative Covenants.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, Borrower and Co-Borrower agree that, unless at any time Lender shall otherwise expressly consent in writing, they will:

7.1    Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a) the Obligations;

(b) Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt outstanding on any Business Day, when aggregated with all Debt described in (c) through (g) below and outstanding on such Business Day, shall not exceed the lesser of (i) $3,000,000 or (ii) 25% of EBITDA for the period ending on such Business Day;

(c) Debt of Borrower to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to Borrower or another domestic Wholly-Owned Subsidiary; provided that such Debt, to the extent it consists of indebtedness for borrowed money, shall be evidenced by a demand note in form and substance reasonably satisfactory to Lender and pledged and delivered to Lender pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Lender;

(d) Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(e) an aggregate outstanding amount of unsecured Non-Senior Debt not at any time exceeding $100,000 (exclusive of Debt permitted under Section 7.1(c));

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 7.5;

(g) other Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $50,000.

7.2    Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 7.2 as of the Closing Date;

(d) subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $50,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens that do not (i) secure obligations for the payment of money or (ii) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g) Liens arising under the Loan Documents; and

(h) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

7.3    Operating Leases.

Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by Borrower and the Subsidiaries (on a consolidated basis) to exceed $2,000,000 in any Fiscal Year.

7.4    Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) except for Permitted Management Fees and Permitted Transaction Services Fees, pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Non-Senior Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to Borrower or to a domestic Wholly-Owned Subsidiary; (ii) in each case to the extent due and payable on a non-accelerated basis and permitted under any applicable subordination provisions thereof, Borrower may make regularly scheduled payments of interest in respect of Non-Senior Debt; (iii) any Loan Party may make repurchases of capital stock deemed to occur upon the exercise of options or warrants (i.e., a cashless exercise); and (iv) any Loan Party may repurchase or redeem capital stock from any former officers, directors and employees (or their estates, spouses or former spouses) of any Loan Party in connection with the termination of such Person’s employment (or such directors’ directorship) with the Loan Party; provided that, in connection with such transactions, the total cash payments under this Section 7.4 shall not exceed $100,000 in the aggregate during any Fiscal Year; provided, further, that all Term B Loans shall be paid in accordance with the terms of this Agreement and any restriction imposed on Non-Senior Debt by this Section 7.4 shall not apply to the Term B Loans.

7.5    Mergers; Consolidations; Asset Sales.

(a) Not, and not permit any other Loan Party to, be a party to any merger or consolidation, except for any such merger or consolidation of any Subsidiary into Borrower or any domestic Wholly-Owned Subsidiary.

(b) Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of Inventory in the ordinary course of business and (ii) sales and dispositions of assets (excluding any equity interests of Borrower or any Subsidiary) for at least fair market value so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of Borrower and the Subsidiaries as of the last day of the preceding Fiscal Year.

7.6    Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.

7.7    Use of Proceeds.

Use the proceeds of the Loans solely to consummate the transactions contemplated by the Purchase Agreement, for working capital, for Capital Expenditures and for other general business purposes of Co-Borrower, Borrower and the Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.8    Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

7.9    Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party from granting to Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

7.10    Business Activities.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Not, and not permit any other Loan Party to, issue any equity interest other than (a) any issuance of shares of Borrower’s common equity securities pursuant to any employee or director option or stock purchase program, benefit plan or compensation program, or (b) any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 7.4.

7.11    Investments.

Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person or create or establish any Subsidiary (other than any Subsidiary formed in compliance with Section 7.16), except the following:

(a) contributions by Co-Borrower or Borrower to the capital of any Wholly-Owned Subsidiary in existence on the Closing Date that is also a Domestic Subsidiary, or by any Subsidiary to the capital of any other Wholly-Owned Subsidiary in existence on the Closing Date that is also a Domestic Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.11(a);

(b) Investments constituting Debt permitted by Section 7.1(c);

(c) Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(g) Investments listed on Schedule 7.11 as of the Closing Date; and

(h) any purchase or other acquisition by Co-Borrower or Borrower or any Wholly-Owned Subsidiary that is also a Domestic Subsidiary of the assets or equity interests of any Domestic Subsidiary.

7.12    Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under (a) the Purchase Agreement, other than immaterial amendments, modifications and waivers not adverse to the interests of Lender, (b) any provisions of any Non-Senior Debt (other than Term B Loans, which amendment, modification or waiver of rights shall be governed by this Agreement) or (c) the Management Agreement.

7.13    Fiscal Year.

Not change its Fiscal Year.

7.14    Financial Covenants.

7.14.1    Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio for the periods set forth below to be less than the applicable ratio set forth opposite such period:

Period	Fixed Charge Coverage Ratio
From the date of this Agreement through June 30, 2008	0.7:1.0
From the date of this Agreement through September 30, 2008	1.0:1.0
From the date of this Agreement through December 31, 2008 and for each Computation Period thereafter	1.1:1.0

7.14.2    Senior Debt to EBITDA Ratio.

Not permit the Senior Debt to EBITDA Ratio (i) from the date of this Agreement through June 30, 2008 to exceed 4.0:1.0, and (ii) as of the last day of any Computation Period thereafter to exceed 3.75:1.0.

7.14.3    Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio (i) from the date of this Agreement through June 30, 2008 to exceed 5.5:1.0, and (ii) as of the last day of any Computation Period thereafter to exceed 5.25:1.0.

7.14.4    Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures (i) for the period from and including the Closing Date and continuing up to and including December 31, 2008 to exceed $1,500,000 for such period, or (ii) for any Fiscal Year thereafter to exceed $1,200,000 for such Fiscal Year.

If Borrower and the Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such un-utilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).

7.15    Bank Accounts.

Not, and not permit any other Loan Party, to maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.15 without prior written notice to Lender and unless Lender, Borrower or such other Loan Party and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of Lender in such bank account and agrees to limit its set-off rights on terms satisfactory to Lender and otherwise acceptable to Lender.

7.16    Subsidiaries.

Not, and not permit any other Loan Party, to establish or acquire any Subsidiary unless the Loan Parties shall have caused such new Subsidiary to take all actions pursuant to Section 6.11(a) hereof with respect to such Subsidiary and such other actions as reasonably requested by Lender, including (a) execution by such Subsidiary of a joinder to the Guarantee and Collateral Agreement or a mortgage or deed of trust, (b) a pledge to Lender of the capital securities of such Subsidiary, (c) such amendments to this Agreement and the other Loan Documents related to the addition of such Subsidiary as may be requested by Lender, and (d) such opinions, certificates, resolutions, instruments, copies of filings and notices, and other materials relating to such Subsidiary as Lender may reasonably request.

Section 8.    Events of Default; Remedies.

8.1    Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1    Non-Payment of Credit.

Default in the payment when due of the principal of any Loan; or default in the payment when due of any interest, fee or other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2    Default Under Other Debt.

Any default shall occur and continue until the termination of any applicable cure period under the terms applicable to any other Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including un-drawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $100,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3    Bankruptcy; Insolvency.

Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days un-dismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4    Non-Compliance with Loan Documents.

(a) Failure by Borrower or Co-Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.6, 6.1.8, 6.1.10, 6.2, 6.3(b) and 6.3(c), 6.4(d), 6.5, 6.7, 6.9, 6.10, 6.11 and Section 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 30 days.

8.1.5    Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6    Pension Plans.

Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.

8.1.7    Judgments.

Final judgments, awards, or orders (or any settlement of any claim that, if breached, could reasonably be expected to result in a judgment, order or award) which exceed an aggregate of $100,000 shall be rendered against any Loan Party and remain unsatisfied, and shall not have been vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement.

8.1.8    Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9    Invalidity of Subordination Provisions.

Any subordination provision in any document or instrument governing Non-Senior Debt, or any subordination provision in any subordination agreement that relates to any Non-Senior Debt or any subordination provision in any guaranty by any Loan Party of any Non-Senior Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Non-Senior Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10    Change of Control.

(a) Manager and its Investment Affiliates shall collectively cease to, directly or indirectly, (i) own and control at least 51% of the outstanding equity interests of Co-Borrower or Borrower owned by them on the Closing Date (after giving effect to the Related Transactions) or (ii) possess the right to elect, directly or indirectly (through contract, ownership of voting securities or otherwise), at all times a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower, or (b) a “Change of Control” or other similar event shall occur, as defined in, or under, any documentation evidencing or otherwise relating to any Non-Senior Debt.

8.2    Remedies.

If any Event of Default described in Section 8.1.3 shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable and Borrower shall become immediately obligated to cash collateralize all Letters of Credit in a manner acceptable to Lender, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Lender shall declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and/or Borrower shall immediately become obligated to cash collateralize the Letters of Credit (all or any, as applicable) in a manner acceptable to Lender, all without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of Lender, and the effect as an Event of Default of any other event described in this Section 8 may be waived by the written concurrence of Lender. Any cash collateral delivered hereunder shall be held by Lender (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Lender to any remaining Obligations and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

Section 9.    Miscellaneous.

9.1    Waiver; Amendments.

No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by it any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Non-Senior Debt) shall in any event be effective unless the same shall be in writing and approved by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2    Notices.

Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission or electronic mail) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission or electronic mail shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance. Each of Borrower and Lender hereby agree that Lender may, in its discretion, deliver information and notices to such financial institutions as may be a party hereto from time to time using the internet service “Intralinks.”

9.3    Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

9.4    Costs; Expenses.

Borrower and Co-Borrower agree to pay on demand all reasonable out-of-pocket costs and expenses of Lender (including Legal Costs) incurred after (but not prior to or on) the Closing Date in connection with the administration (including protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower and Co-Borrower agree to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of their rights pursuant to Section 6.4. All Obligations provided for in this Section 9.4 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement).

9.5    Indemnification by Borrower.

In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the Commitments provided hereunder, each of Borrower and Co-Borrower hereby agrees to indemnify, exonerate and hold Lender, and each of the officers, directors, employees, Affiliates and agents of Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by Lender, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 9.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

9.6    Marshaling; Payments Set Aside.

Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.7    Nonliability of Lender.

The relationship between Borrower and Co-Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender shall have no fiduciary responsibility to Borrower or Co-Borrower. Lender undertakes no responsibility to Borrower or Co-Borrower to review or inform either of them of any matter in connection with any phase of Borrower’s business or operations. Execution of this Agreement by Borrower and Co-Borrower constitutes a full, complete and irrevocable release of any and all claims which either of them may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Lender shall not have any liability with respect to, and each of Borrower and Co-Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

9.8    Assignments; Participations.

9.8.1    Assignments.

(a) Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of Lender’s Loans and Commitments. Borrower shall be entitled to continue to deal solely and directly with Lender in connection with the interests so assigned to an Assignee until Lender shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a “Lender” hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. For the avoidance of doubt, upon Lender’s assignment of any or all of its Loans and/or Commitments to an Assignee, such Assignee shall have all of the rights and obligations of Lender in respect of such assigned Loans and/or Commitments, and shall be deemed to be “Lender” hereunder, as if such Person were an original party hereto. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Lender for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Loan Commitment plus the principal amount of the Assignee’s Term Loans (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(c) Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of Lender and each Assignee, and the Commitments of, and principal amount of the Loans owing to, Lender and each Assignee pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower and Lender may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower, Lender and any Assignee, at any reasonable time upon reasonable prior notice to Lender.

(d) Notwithstanding the foregoing provisions of this Section 9.8.1 or any other provision of this Agreement, Lender may at any time assign all or any portion of its Loans and its Notes (i) as collateral security to a Federal Reserve Bank, to Lender’s trustee for the benefit of its investors or to any other Person (but no such assignment shall release Lender from any of its obligations hereunder) and (ii) to (x) an Affiliate of Lender or (y) an Eligible Institution.

9.8.2    Participations.

Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. No Participant shall have any direct or indirect voting rights hereunder. Each of Borrower and Co-Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in such amounts to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, as provided in Section 2.11.4. Each of Borrower and Co-Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to Lender if no participation had been sold).

9.9    Confidentiality.

Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by any Loan Party and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender or any of its Affiliates (including collateral managers of Lender) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a)

above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency or investor of Lender that requires access to information about Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to Lender; (g) that ceases to be confidential through no fault of Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.10    Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

9.11    Nature of Remedies.

All Obligations of Borrower and Co-Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.12    Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

9.13    Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14    Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

9.15    Successors; Assigns.

This Agreement shall be binding upon Borrower, Co-Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower, Co-Borrower and Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Borrower nor Co-Borrower may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.

9.16    Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

9.17    Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN); PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND CO-BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR

THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER AND CO-BORROWER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. BORROWER AND CO-BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.18    Waiver of Jury Trial.

EACH OF BORROWER, CO-BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

FOX FACTORY, INC., as Borrower

By:	/s/ Robert Fox

Name:	Robert Fox

Title:	President

FOX FACTORY HOLDING CORP., as Co-Borrower

By:	/s/ Elias J. Sabo

Name:	Elias J. Sabo

Title:	President

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as Lender

By:	/s/ James J. Bottiglieri

Name:	James J. Bottiglieri

Title:	Chief Financial Officer

ANNEX I

Commitments and Pro Rata Shares

Lender	Revolving Loan Commitment	Term A Loan	Term B Loan
Compass Group Diversified Holdings LLC	100%	100%	100%

Annex

I

Annex II

Addresses

Fox Factory, Inc.,

as Borrower

Address for Notices:

130 Hangar Way

Watsonville, CA 95076

Attention:	Chief Operating Officer
Telephone:	(831) 274-6500
Telecopy:	(831) 768-9342

Fox Factory Holding Corp.,

as Co-Borrower

Address for Notices:

24422 Avenida de la Carlota, Suite 370

Laguna Hills, California 92653

Attention:	Elias J. Sabo
Telephone:	(949) 420-0700
Telecopy:	(949) 420-0771

Compass Group Diversified Holdings LLC,

as Lender

Address for Notices:

Sixty One Wilton Road, Second Floor

Westport, Connecticut 06880

Attention:	Chief Financial Officer
Telephone:	(203) 221-1703
Telecopy:	(203) 221-8253

Address for Payments:

Bank:	Bank of America
Bank Address:	126 Post Road East Westport, Ct 06880
ABA #:	026009593
Account Name:	Compass Group Diversified Holdings LLC
Account #:	003852504395
Reference:	Fox Factory, Inc.

Annex

II

Exhibit A

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is entered into as of             by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2. Assignor (i) represents that, as of the Effective Date, it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim; (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”).

5. Upon such acceptance, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.

6. Upon such acceptance, from and after the Effective Date, Borrower shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8. This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment. Receipt by telecopy of any executed signature page to this Assignment shall constitute effective delivery of such signature page.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as Lender

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment	Term A Loan Commitment	Term B Loan Commitment
Assignor Amounts	$	$	$
Amounts Assigned	$	$	$
Assignee Amounts (post-assignment)	$	$	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Telecopy:	Reference:

Exhibit B

Form of Compliance Certificate

Please refer to the Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

Enclosed herewith is a copy of the [annual audited/quarterly] report of Borrower and Co-Borrower as at [            , 200    ] (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower and Co-Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

Borrower and Co-Borrower each hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the Computation Date.

Borrower and Co-Borrower each further certifies that no Event of Default or Default has occurred and is continuing.

Borrower and Co-Borrower have caused this Certificate to be executed and delivered by its respective officer thereunto duly authorized on [            , 200    ].

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

B-1

Schedule to Compliance Certificate

Dated as of [            , 200    ]

A.	Minimum Fixed Charge Coverage Ratio
	1. Consolidated Net Income	$
	2. Plus: Interest Expense	$
	income tax expense	$
	depreciation	$
	amortization	$
	other	$
	management fees paid or accrued	$
	3. EBITDA	$
	4. Income taxes paid	$
	5. Management fees paid in cash	$
	6. Capital Expenditures	$
	7. Sum of (4), (5) and (6)	$
	8. Remainder of (3) minus (7)	$
	9. Interest Expense paid in cash	$
	10. Required payments of principal of Debt (including Term Loans but excluding Revolving Loans)	$
	12. Sum of (9) and (10)	$
	13. Ratio of (8) to (11)		to 1
	14. Minimum Required		to 1
B.	Maximum Senior Debt to EBITDA Ration
	1. Senior Debt	$
	2. EBITDA	$
	3. Ration of (1) to (2)		to 1
	4. Maximum Allowed		to 1
C.	Maximum Total Debt to EBITDA Ratio
	1. Total Debt	$
	2. EBITDA (from Item A(3) above)	$
	3. Ratio of (1) to (2)		to 1
	4. Maximum allowed		to 1
D.	Capital Expenditures
	1. Capital Expenditures for the Fiscal Year	$
	2. Maximum Permitted Capital Expenditures	$

B-2

Exhibit C

Form of Borrowing Base Certificate

Please refer to the Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Borrower and Co-Borrower each hereby represents and warrants to the Lender that the following information is true, correct and complete in all material respects as of [—]:

1.		Gross Accounts		$
2.		Less Ineligibles
	-	Does not arise from sale of goods or services	$
	-	Lender’s Lien not perfected/Subject to other Lien	$
	-	Subject to offset, etc.	$
	-	Account Debtor in bankruptcy	$
	-	Uninsured Account Debtor outside of United States or Canada	$
	-	Sale on approval, sale or return, bill and hold or consignment	$
	-	Arises outside the ordinary course	$
	-	Governmental Accounts	$
	-	Chattel Paper	$
	-	Over 90 days past due or over 90 days past invoice date	$
	-	Affiliate receivables	$
	-	Cross-age	$
	-	Concentration	$
	-	Not denominated in Dollars or Canadian Dollars	$
	-	Other	$
	-	Total		$
3.		Eligible Accounts [Item 1 minus Item 2]		$
4.		Item 3 times 85%		$

5.		Gross Inventory		$
6.		Less Ineligibles
	-	Lender’s Lien not perfected/Subject to other Lien	$
	-	Not Salable	$
	-	Located off-site and no Collateral Access Agreement	$
	-	Arises outside the ordinary course	$
	-	“Hot Goods”	$
	-	Restrictive Agreement	$
	-	Not located in U.S.	$
	-	In-transit or held or delivered on consignment	$
	-	Work-in-progress inventory	$
	-	Other	$
	-	Total		$
7.		Eligible Inventory [Item 5 minus Item 6]		$
8.		Item 7 times 55%		$
9.		Item 4 plus Item 8		$
10.		Lesser of Item 9 and Revolving Loan Commitment		$
11.		Reserves and allowances		$
12.		Borrowing Availability [Item 10 minus Item 11]		$
13.		Revolving Loans		$
14.		Net Availability [Excess of Item 12 over Item 13]		$
15.		Required Prepayment [Excess of Item 13 over Item 12]		$

This Borrowing Base Certificate is dated the                 day of                 ,                 .

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

Exhibit D

Form of Note

, 20
$	Westport, Connecticut

The undersigned, for value received, promise to pay, jointly and severally, to the order of Compass Group Diversified Holdings LLC (“Lender”) at its principal office of 61 Wilton Road, Westport, Connecticut 06880, the aggregate unpaid amount of all Loans made to the undersigned by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promise to pay, jointly and severally, interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This promissory note (“Note”) evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

[Remainder of page intentionally left blank; signature page follows]

D-1

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

D-2

Exhibit E

Form of Notice of Borrowing

Please refer to the Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.2 of the Credit Agreement. Borrower and Co-Borrower hereby request a borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed borrowing is [$            ]. The requested borrowing date for the proposed borrowing (which is a Business Day) is [            , 200    ]. The Revolving Loans comprising the proposed borrowing are [Base Rate][LIBOR] Loans. The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is [            ] months (which shall be 1, 2 or 3 months).

Borrower and Co-Borrower have caused this Notice to be executed and delivered by its respective officer or designee thereunto duly authorized on [                , 200    ].

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

E-1

Exhibit F

Form of Notice of Conversion/Continuation

Please refer to the Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.3 of the Credit Agreement. Borrower and Co-Borrower hereby request a [conversion][continuation] of [Term A Loans][Term B Loans][Revolving Loans] as follows:

The date of the proposed [conversion] [continuation] is [            , 200    ] (which shall be a Business Day). The aggregate amount of the [Term [A][B] Loans] [Revolving Loans] proposed to be [converted] [continued] is $            . [Specify which part is to be converted and which part is to be continued, if appropriate.] The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans]. The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is [            ] months (which shall be 1, 2 or 3 months).

Borrower and Co-Borrower have caused this Notice to be executed and delivered by its respective officer thereunto duly authorized on [                , 200    ].

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

F-1

Execution Copy

AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT, dated as of February 7, 2008 (this “Amendment”), is made by and among FOX FACTORY, INC., a California corporation (“Borrower”), FOX FACTORY HOLDING CORP., a Delaware corporation (“Co-Borrower”), and COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Lender”).

RECITALS

A. Borrower, Co-Borrower and Lender are parties to that certain Credit Agreement, dated as of January 4, 2008 (the “Original Credit Agreement”). Unless the context as used herein requires otherwise, capitalized terms used but not defined herein shall have the meanings given to them in the Original Credit Agreement.

B. Borrower, Co-Borrower and Lender wish to amend the Original Credit Agreement to effect such amendments, modifications and changes as are hereinafter set forth, subject, however, to all the terms and conditions contained herein (the Original Credit Agreement, as amended by this Amendment, being herein referred to as the “Credit Agreement”).

AGREEMENTS

In order to effect such amendments and in consideration of the premises, and subject to the terms and conditions, set forth herein, Borrower, Co-Borrower and Lender hereby agree as follows:

1.    Conditions Precedent to Closing. On or prior to the date hereof, each of the following conditions precedent shall have been satisfied and thereafter this Amendment shall be binding upon and inure to the benefit of Borrower, Co-Borrower and Lender and their respective successors and assigns. Borrower and Co-Borrower agree that the failure to satisfy any of the conditions set forth in this Amendment shall in no way affect or impair the obligations of Borrower and Co-Borrower or be construed as a waiver by Lender of any of Lender’s rights under the Credit Agreement.

(a) Lender shall have received each of the following:

i. this Amendment, duly authorized and executed by Borrower and Co-Borrower; and

ii. such other agreements, documents, instruments and certificates as Lender may reasonably request; and

(b) Borrower and Co-Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Amendment.

2.    Amendments.

(a) Section 1.1 of the Original Credit Agreement is hereby amended by deleting subsection (e) of the definition of Eligible Account in its entirety and replacing such subsection with the following:

(e) Accounts with respect to which the Account Debtor is located outside of the continental United States of America or Canada if such Accounts are denominated in other than U.S. dollars, unless such Accounts are backed in full by an irrevocable letter of credit in form and substance satisfactory to Lender issued by a domestic commercial bank acceptable to Lender;

(b) Section 1.1 of the Original Credit Agreement is hereby amended by deleting subsection (k) of the definition of Eligible Inventory in its entirety and replacing such subsection with the following:

(k) it is not “supplies” or “packaging” Inventory; and

(c) The Original Credit Agreement is hereby amended by deleting Exhibit C attached thereto in its entirety and replacing such exhibit with Exhibit C attached hereto.

3.    Representations and Warranties. Each of Borrower and Co-Borrower (as applicable, the “Representing Party”) hereby represents and warrants to Lender that:

(a) the execution, delivery and performance by the Representing Party of this Amendment are within the corporate powers of the Representing Party, have been duly authorized by all necessary company action and require no action by or in respect of, or filing with, any governmental or regulatory body, agency or official;

(b) this Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Representing Party enforceable in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and (ii) general equitable principles (regardless of whether enforcement is sought in equity or at law); and

(c) as of the date hereof, and after giving effect to this Amendment, all of the covenants, representations and warranties of the Representing Party set forth in the Credit Agreement are true and correct in all material respects, and no Event of Default under or within the meaning of the Credit Agreement has occurred and is continuing.

4.    Costs and Expenses. Borrower and Co-Borrower agree to pay all reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and costs) incurred by Lender in connection with the preparation, execution and enforcement of this Amendment.

2

5.    Governing Law. Each of the undersigned agrees that this Amendment and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of New York, without reference to the conflict of laws principles of such state.

6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.    Entire Agreement, Modification, Benefit. The Credit Agreement shall constitute the entire agreement of Lender, Borrower and Co-Borrower, and no provision thereof (including of this Amendment) may be modified, deleted or amended in any manner except by agreement in writing executed by each of Lender, Borrower and Co-Borrower. Except to the extent modified by this Amendment, all of the covenants, representations, warranties, conditions, agreements and other terms contained in the Original Credit Agreement and the other Loan Documents shall be and remain in full force and effect and the same are hereby ratified and confirmed as of the date hereof. All such terms of the Original Credit Agreement, as amended by this Amendment, are and shall remain binding upon, inure to the benefit of and be enforceable by Lender, Borrower and Co-Borrower and their respective successors and assigns. In the event of any inconsistency or conflict between this Amendment and the Original Credit Agreement, the covenants, representations, warranties, conditions, agreements and other terms of this Amendment shall govern and control.

{Remainder of this page intentionally left blank}

3

The parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

FOX FACTORY, INC., as Borrower

By:	/s/ Robert Kaswen
Name:	Robert Kaswen
Title:	C.O.O

FOX FACTORY HOLDING CORP., as Co-Borrower

By:	/s/ Patrick A. Maciariello
Name:
Title:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as Lender

By:	/s/ James J. Bottiglieri
Name:	James J. Bottiglieri
Title:	Chief Financial Officer

[Signature Page to Amendment to Credit Agreement]

Exhibit C

Form of Borrowing Base Certificate

Please refer to the Credit Agreement dated as of January 4, 2008 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Fox Factory, Inc. (“Borrower”), Fox Factory Holding Corp. (“Co-Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Borrower and Co-Borrower each hereby represents and warrants to the Lender that the following information is true, correct and complete in all material respects as of [—]:

1.		Gross Accounts		$
2.		Less Ineligibles
	-	Does not arise from sale of goods or services	$
	-	Lender’s Lien not perfected/Subject to other Lien	$
	-	Subject to offset, etc.	$
	-	Account Debtor in bankruptcy	$
	-	Uninsured Account Debtor outside of United States or Canada if Accounts are not denominated in U.S. Dollars	$
	-	Sale on approval, sale or return, bill and hold or consignment	$
	-	Arises outside the ordinary course	$
	-	Governmental Accounts	$
	-	Chattel Paper	$
	-	Over 90 days past due or over 90 days past invoice date	$
	-	Affiliate receivables	$
	-	Cross-age	$
	-	Concentration	$
	-	Not denominated in Dollars or Canadian Dollars	$
	-	Other	$
	-	Total		$
3.		Eligible Accounts [Item 1 minus Item 2]		$
4.		Item 3 times 85%		$

Exhibit C-1

5.		Gross Inventory		$
6.		Less Ineligibles
	-	Lender’s Lien not perfected/Subject to other Lien	$
	-	Not Salable	$
	-	Located off-site and no Collateral Access Agreement	$
	-	Arises outside the ordinary course	$
	-	“Hot Goods”	$
	-	Restrictive Agreement	$
	-	Not located in U.S.	$
	-	In-transit or held or delivered on consignment	$
	-	Other	$
	-	Total		$
7.		Eligible Inventory [Item 5 minus Item 6]		$
8.		Item 7 times 55%		$
9.		Item 4 plus Item 8		$
10.		Lesser of Item 9 and Revolving Loan Commitment		$
11.		Reserves and allowances		$
12.		Borrowing Availability [Item 10 minus Item 11]		$
13.		Revolving Loans		$
14.		Net Availability [Excess of Item 12 over Item 13]		$
15.		Required Prepayment [Excess of Item 13 over Item 12]		$

Exhibit C-2

This Borrowing Base Certificate is dated the              day of                     ,             .

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

Exhibit C-3

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

October 8, 2008

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Operating Officer

Telecopy: (831) 768-9342

Re: Second Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by (i) amending the defined term Capital Expenditure in Section 1.1 thereof by striking the parenthetical phrase “(other than for leasehold improvements not to exceed $300,000 per year )” contained therein such that such defined term now reads in its entirety as set forth below, and (ii) amending Section 7.14.4 thereof by increasing the permitted annual expenditures set forth there such that Section 7.14.4 now reads in its entirety as set forth below:

“Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with Section 2.9.2(a)(i).”

“7.14.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures (i) for the period from and including the Closing Date and continuing up to and including December 31, 2008 to exceed $2,300,000 for such period, or (ii) for any Fiscal Year thereafter to exceed $1,500,000 for such Fiscal Year.

If Borrower and the Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such un-utilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Robert Kaswen
Name: Robert Kaswen
Title: Chief Executive Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick A. Maciariello
Name: Patrick A. Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

January 29, 2009

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Operating Officer

Telecopy: (831) 768-9342

Re: Third Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008 and that certain Second Amendment to Credit Agreement dated as of October 8, 2008 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by amending Section 9.8.1(c) thereof by replacing the current text of Section 9.8.1(c) with the following text, such that Section 9.8.1(c) now reads in its entirety as set forth below:

“(c) Notwithstanding the provisions of Section 9.8.1(a), the Borrower hereby authorizes and directs the Lender, for and on behalf of the Borrower, to maintain a record of ownership of the Notes and any interest therein, which record, or “book-entry system”, shall identify the owner or owners of the Notes and any such interests therein. The right to the principal of, and stated interest on, the Notes may be transferred only through such book-entry system.”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Robert Kaswen
Name: Robert Kaswen
Title: Chief Executive Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

March 25, 2009

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Operating Officer

Telecopy: (831) 768-9342

Re: Fourth Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, and that certain Third Amendment to Credit Agreement dated as of January 29, 2009 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by amending the defined term Borrowing Availability in Section 1.1 thereof by increasing the percentages applicable to unpaid Eligible Accounts and Eligible Inventory for Fiscal Year 2009, such that the defined term now reads in its entirety as follows:

“Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) the sum of (i) 85% of the unpaid amount of all Eligible Accounts plus (ii) 55% of the unpaid amount of all Eligible Inventory valued at the lower of cost (on a FIFO basis) or market, in each case less an obsolescence reserve established by Borrower from time to time on its balance sheet, in accordance with GAAP and reasonably satisfactory to Lender; provided, however, that at any time of determination during the Fiscal Year ending December 31, 2009 only, the percentages applicable to unpaid Eligible Accounts and Eligible Inventory set forth in subsections (i) and (ii) above shall be 90% and 65%, respectively.”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Robert Kaswen
Name: Robert Kaswen
Title: Chief Executive Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

March 25, 2010

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Operating Officer

Telecopy: (831) 768-9342

Re: Fifth Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, that certain Third Amendment to Credit Agreement dated as of January 29, 2009, and that certain Fourth Amendment to Credit Agreement dated as of March 25, 2000 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by amending the defined term Borrowing Availability in Section 1.1 thereof by increasing the percentages applicable to unpaid Eligible Accounts and Eligible Inventory for Fiscal Year 2010, such that the defined term now reads in its entirety as follows:

“Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) the sum of (i) 85% of the unpaid amount of all Eligible Accounts plus (ii) 55% of the unpaid amount of all Eligible Inventory valued at the lower of cost (on a FIFO basis) or market, in each case less an obsolescence reserve established by Borrower from time to time on its balance sheet, in accordance with GAAP and reasonably satisfactory to Lender; provided, however, that at any time of determination during the Fiscal Year ending December 31, 2010 only, the percentages applicable to unpaid Eligible Accounts and Eligible Inventory set forth in subsections (i) and (ii) above shall be 90% and 60%, respectively.”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Robert Kaswen
Name: Robert Kaswen
Title: Chief Executive Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

October 6, 2010

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Mr. Zvi Glasman, Chief Financial Officer

Telecopy: (831) 768-9342

Re: Sixth Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, that certain Third Amendment to Credit Agreement dated as of January 29, 2009, that certain Fourth Amendment to Credit Agreement dated as of March 25, 2009, and that certain Fifth Amendment to Credit Agreement dated as of March 26, 2010 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by amending Section 7.14.4 thereof by increasing the permitted annual expenditures set forth therein such that Section 7.14.4 now reads in its entirety as set forth below:

“7.14.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures (i) for the period from and January 1, 2010 through December 31, 2010 to exceed $2,200,000 for such period, or (ii) for any Fiscal Year thereafter to exceed $1,500,000 for such Fiscal Year.

If Borrower and the subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such un-utilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Robert Kaswen
Name: Robert Kaswen
Title: Chief Executive Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

March 28, 2011

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Financial Officer

Telecopy: (831) 768-9342

Re: Seventh Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, that certain Third Amendment to Credit Agreement dated as of January 29, 2009, that certain Fourth Amendment to Credit Agreement dated as of March 25, 2009, that certain Fifth Amendment to Credit Agreement dated as of March 26, 2010 and that certain Sixth Amendment to Credit Agreement dated as of October 6, 2010 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement effective, subject to satisfaction of each of the conditions precedent set forth below, as of the date hereof as follows:

(a) The defined term Borrowing Availability in Section 1.1 thereof is hereby amended and restated to read in its entirety as follows:

“Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) the sum of (i) 85% of the unpaid amount of all Eligible Accounts plus (ii) 55% of the unpaid amount of all Eligible Inventory valued at the lower of cost (on a FIFO basis) or market, in each case less an obsolescence reserve established by Borrower from time to time on its balance sheet, in accordance with GAAP and reasonably satisfactory to Lender; provided, however, that at any time of determination during the Fiscal Year ending December 31, 2011 only, the percentages applicable to unpaid Eligible Accounts and Eligible Inventory set forth in subsections (i) and (ii) above shall be 90% and 60%, respectively.”

(b) The reference within the defined term Revolving Loan Commitment to “$22,000,000” is hereby deleted and replaced with “$28,000,000”.

As conditions precedent to the effectiveness of this Amendment, on or prior to the date hereof, the Lender shall have received each of the following:

i. this Amendment, duly authorized and executed by each of Borrower and Co-Borrower;

ii. resolutions of the board of directors of each of Borrower and Co-Borrower approving and authorizing its execution, delivery and performance of this Amendment; and

iii. in connection with the increased Revolving Loan Commitment, cash in the amount of $60,000 representing the Commitment Fee due to Lender in respect thereof.

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company
By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Zvi Glasman
Name: Zvi Glasman
Title: Chief Financial Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

September 20, 2011

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Financial Officer

Telecopy: (831) 768-9342

Re: Eighth Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, that certain Third Amendment to Credit Agreement dated as of January 29, 2009, that certain Fourth Amendment to Credit Agreement dated as of March 25, 2009, that certain Fifth Amendment to Credit Agreement dated as of March 26, 2010, that certain Sixth Amendment to Credit Agreement dated as of October 6, 2010 and that certain Seventh Amendment to Credit Agreement dated as of March 28, 2011 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by amending Section 7.14.4 thereof by increasing the permitted annual expenditures set forth therein such that Section 7.14.4 now reads in its entirety as set for below:

“7.14.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures (i) for the period from January 1, 2010 through December 31, 2010 to exceed $2,200,000 for such period, or (ii) for the period from January 1, 2011 through December 31, 2011 to exceed [$3,300,000] for such period, or (iii) for any Fiscal Year thereafter to exceed $1,500,000 for such Fiscal Year.

1

If Borrower and the subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be cause thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such un-utilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

2

Cordially,
LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

BY:	/s/ Zvi Glasman
Name: Zvi Glasman
Title: Chief Financial Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Compass Group Diversified Holdings LLC
61 Wilton Road, 2nd Floor
Westport, Connecticut 06880

April 16, 2012

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Financial Officer

Telecopy: (831) 768-9342

Re: Ninth Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, that certain Third Amendment to Credit Agreement dated as of January 29, 2009, that certain Fourth Amendment to Credit Agreement dated as of March 25, 2009, that certain Fifth Amendment to Credit Agreement dated as of March 26, 2010, that certain Sixth Amendment to Credit Agreement dated as of October 6, 2010 and that certain Seventh Amendment to Credit Agreement dated as of March 28, 2011, that certain Eighth Amendment to Credit Agreement dated as of September 20, 2011 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, Borrower, Co-Borrower and Lender hereby agree to amend the Credit Agreement as of the date first set forth above by amending Section 7.14.4 thereof by increasing the permitted annual expenditures set forth therein such that Section 7.14.4 now reads in its entirety as set for below:

“7.14.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures (i) for the period from January 1, 2010 through December 31, 2010 to exceed $2,200,000 for such period, or (ii) for the period from January 1, 2011 through December 31, 2011 to exceed $3,300,000 for such period, or (iii) for the period from January 1, 2012 through December 31, 2012 to exceed $4,500,000 for such period, or (iv) for any Fiscal Year thereafter to exceed $1,500,000 for such Fiscal Year.

1

If Borrower and the subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be cause thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such un-utilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

2

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

BY:	/s/ Zvi Glasman
Name: Zvi Glasman
Title: Chief Financial Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

BY:	/s/ Patrick Maciariello
Name: Patrick Maciariello
Title: Vice President

Execution Copy

TENTH AMENDMENT TO CREDIT AGREEMENT

This TENTH AMENDMENT TO CREDIT AGREEMENT, dated as of June 18, 2012 (this “Amendment”), is made by and between FOX FACTORY, INC., a California corporation (the “Borrower”), FOX FACTORY HOLDING CORP., a Delaware corporation (the “Co-Borrower”), and COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Lender”).

RECITALS

A. Borrower, Co-Borrower and Lender are parties to that certain Credit Agreement, dated as of January 4, 2008 (as previously amended as of each of February 7, 2008, October 8, 2008, January 29, 2009, March 25, 2009, March 26, 2010, October 6, 2010, March 28, 2011, September 20, 2011 and April 16, 2012, the “Prior Credit Agreement”). Unless the context as used herein requires otherwise, capitalized terms used but not defined herein shall have the meanings given to them in the Prior Credit Agreement.

B. Borrower and Co-Borrower have informed Lender of their desire to increase the Commitments and Loans by approximately $62,000,000, which additional Commitments and Loans would be comprised of an additional Term A Loan Commitment and Term A Loan of $60,000,000 (the “Additional Term A Loan”) and an increase to the Revolving Loan Commitment of $2,000,000 (the “Additional Revolving Loan” and, collectively with the Additional Term A Loan, the “Additional Loans”), in order to fund a special distribution to the stockholders of Co-Borrower, and Lender is willing to so increase the Commitments and Loans subject to the terms and conditions provided herein.

C. Immediately prior to the date hereof, there were no Term A Loans or Term B Loans outstanding.

D. The Borrower, the Co-Borrower and the Lender wish to amend the Prior Credit Agreement to effect such amendments, modifications and changes as are hereinafter set forth, including, without limitation, to provide for the Additional Loans, to extend each of the Term A Loan Maturity Date, the Term B Loan Maturity Date and the Termination Date, and to modify the Applicable Margins (the Prior Credit Agreement, as amended by this Amendment, being herein referred to as the “Credit Agreement”).

E. Attached hereto as Exhibit B for information purposes only is a substantially complete reference copy of the January 4, 2008 Credit Agreement revised to incorporate the material modifications set forth in each of the nine (9) amendments thereto.

AGREEMENTS

In order to effect such amendments and in consideration of the premises, and subject to the terms and conditions, set forth herein, the Borrower, the Co-Borrower and the Lender hereby agree as follows:

1.    Conditions Precedent to Closing. On or prior to the date hereof, each of the following conditions precedent shall have been satisfied and thereafter this Amendment shall be binding upon and inure to the benefit of the Borrower, the Co-Borrower and the Lender and their respective successors and assigns. Borrower and Co-Borrower agree that the failure to satisfy any of the conditions set forth in this Amendment shall in no way affect or impair the obligations of either of them or be construed as a waiver by the Lender of any of the Lender’s rights under the Credit Agreement.

(a) The Lender shall have received each of the following:

i. this Amendment, duly authorized and executed by the Borrower and the Co-Borrower;

ii. an amended and restated Note, dated the date hereof and otherwise in the form attached hereto as Exhibit A, duly executed by the Borrower and the Co-Borrower;

iii. resolutions of the board of directors of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents contemplated hereby and the borrowing of the Additional Loans for the purposes specified herein, and signature and incumbency certificates of the officers of each Loan Party executing this Amendment and the other Loan Documents delivered in connection herewith, all certified by the applicable Loan Party’s secretary or assistant secretary as being in full force and effect without modification;

iv. such other agreements, documents, instruments and certificates as the Lender may reasonably request; and

v. in connection with the advance of the Additional Loans and the extension of maturities of the Term A Loan Commitment, Term B Loan Commitment and Revolving Loan Commitment, a commitment fee, payable in cash, in the amount of $1,800,000.

(b) Borrower and Co-Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Amendment.

2

2.    Amendments.

(a) Section 1.1 of the Prior Credit Agreement is hereby amended by adding the following defined terms:

Tenth Amendment Date means June 18, 2012.

Special 2012 Distributions means cash distributions on or after the Tenth Amendment Date from the Borrower to Co-Borrower in the amount of approximately $67,000,000 and from Co-Borrower to each stockholder of Co-Borrower such stockholder’s pro rata share of that same amount.

(b) Section 1.1 of the Prior Credit Agreement is hereby amended by replacing the definitions of Applicable Margin, LIBOR Rate, Revolving Loan Commitment, Term A Loan Commitment, Term A Loan Maturity Date, Term A Loans, Term B Loan Maturity Date and Termination Date in their entirety with the following defined terms:

Applicable Margin means the applicable rate per annum as set forth in the following table:

Level	Total Debt to EBITDA Ratio	Revolving Loans		Term A Loans
		Base Rate	LIBOR	Base Rate	LIBOR
1	Less than 2.0:1.0	3.50	4.50	3.50	4.50
2	Greater than 2.0:1.0 but less than 3.0:1.0	3.75	4.75	3.75	4.75
3	Greater than 3.0:1.0 but less than 4.0: 1.0	4.00	5.00	4.00	5.00
4	Greater than 4.0:1.0 but less than 5.0:1.0	4.25	5.25	4.25	5.25
5	Greater than 5.0:1.0	4.50	5.50	4.50	5.50

The Applicable Margin in respect of the Revolving Loans and Term A Loans shall be adjusted quarterly, to the extent applicable, on each May 1, August 1 and November 1, in each case with respect to the immediately preceding Fiscal Quarter, and on the date financial statements are required to be delivered pursuant to Section 6.1.1, with respect to the last Fiscal Quarter of each Fiscal Year (each, an “Interest Determination Date”) based on the Total Debt to EBITDA Ratio as of the last day of such Fiscal Quarter. Such Applicable Margin shall be effective from such Interest Determination Date until the next Interest Determination Date. Initially, each Applicable Margin shall be that percentage set forth for Level 2 in the table above. After September 30, 2012, each Applicable Margin shall be equal to the applicable rate per annum set forth in the table above opposite the applicable Total Debt to EBITDA Ratio.

3

LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/10,000 of 1%) equal to the greater of (a) 1.25% and (b)(i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on Telerate Page 3750 at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Lender) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein).

Revolving Loan Commitment means $30,000,000, as of the Tenth Amendment Date (as reduced from time to time pursuant to the terms hereof), plus such additional amounts, if any, that Lender may, in its sole discretion, from time to time commit to advance as Revolving Loans in connection with one or more Acquisitions; provided, however, that no advance in respect of any such additional Revolving Loan Commitment shall exceed that amount that would result in Borrower’s: (i) Senior Debt to EBITDA Ratio exceeding 3.0 to 1.0; or (ii) Total Debt to EBITDA Ratio exceeding 4.5 to 1.0, with both such ratios calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Term A Loan Commitment means, as of the Tenth Amendment Date, $60,000,000 plus, thereafter, such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term A Loans in connection with one or more Acquisitions; provided, however, that no such additional Term A Loan Commitment shall exceed that amount which would result in Borrower’s: (i) Senior Debt to EBITDA Ratio exceeding 3.0 to 1.0; or (ii) Total Debt to EBITDA Ratio exceeding 4.0 to 1.0, with both such ratios calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Term A Loan Maturity Date means June 18, 2018 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term A Loans means the principal amount outstanding from time to time of loans from Lender to Borrower and Co-Borrower pursuant to the Term A Loan Commitment.

Term B Loan Maturity Date means June 18, 2019 or such earlier date on which the Commitments terminate pursuant to Section 8.

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Termination Date means June 18, 2018 or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 2.9 or Section 8.

(c) Section 2.1.2 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

2.1.2    Term Loan Commitments.

On the Tenth Amendment Date, Lender agrees to make a Term A Loan to Borrower in an amount equal to $60,000,000. Except as expressly provided in this Section 2.1.2, the Lender shall have no obligation to make Term Loans after the Closing Date. Term Loans which are repaid or prepaid by Borrower or Co-Borrower, in whole or in part, may not be re-borrowed.

(d) Section 2.10.2 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

2.10.2    Term A Loans.

The Term A Loans shall amortize as provided in the following table, with each annualized amount being due and payable in equal quarterly installments on the last day of each Fiscal Quarter, commencing September 30, 2012 and continuing to the Term A Loan Maturity Date, on which date the then outstanding Term A Loans shall be paid in full:

Year	Annual Amortization
1	$3,000,000
2	$3,000,000
3	$3,000,000
4	$3,000,000
5	$3,000,000
6	$45,000,000

(e) The first sentence of Section 7.4 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

7.4    Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders other than, on or after the Tenth Amendment Date, the Special 2012 Distributions, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) except for Permitted Management Fees and Permitted Transaction Services Fees, pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Non-Senior Debt or (e) set aside funds for any of the foregoing.

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(f) Section 7.7 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

7.7    Use of Proceeds.

Use the proceeds of the Loans solely for working capital, for Capital Expenditures, to fund the Special 2012 Distributions and for other general business purposes of Co-Borrower, Borrower and the Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

(g) Section 7.14.4 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

Not permit the aggregate amount of all Capital Expenditures (i) for the Fiscal Year ending December 31, 2012 to exceed $4,500,000 or (ii) for any Fiscal Year thereafter to exceed $4,000,000.

If Borrower and the Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such unutilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).

3.    Representations and Warranties. Each of Borrower and Co-Borrower (as applicable, the “Representing Party”) hereby represents and warrants to the Lender that:

(a) the execution, delivery and performance by the Representing Party of this Amendment are within the corporate powers of the Representing Party, have been duly authorized by all necessary company action and require no action by or in respect of, or filing with, any governmental or regulatory body, agency or official;

(b) this Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Representing Party enforceable in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and (ii) general equitable principles (regardless of whether enforcement is sought in equity or at law); and

(c) as of the date hereof, and after giving effect to this Amendment, all of the covenants, representations and warranties of the Representing Party set forth in the Credit Agreement are true and correct in all material respects, and no Event of Default under or within the meaning of the Credit Agreement has occurred and is continuing.

4.    Costs and Expenses. Borrower and Co-Borrower agree to pay all reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and costs) incurred by the Lender in connection with the preparation, execution and enforcement of this Amendment.

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5.    Governing Law. Each of the undersigned agrees that this Amendment and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of New York, without reference to the conflict of laws principles of such state.

6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.    Entire Agreement, Modification, Benefit. The Credit Agreement shall constitute the entire agreement of the Lender, the Borrower and the Co-Borrower, and no provision thereof (including of this Amendment) may be modified, deleted or amended in any manner except by agreement in writing executed by each of Lender, Borrower and Co-Borrower. Except to the extent modified by this Amendment, all of the covenants, representations, warranties, conditions, agreements and other terms contained in the Prior Credit Agreement and the other Loan Documents shall be and remain in full force and effect and the same are hereby ratified and confirmed as of the date hereof. All such terms of the Prior Credit Agreement, as amended by this Amendment, are and shall remain binding upon, inure to the benefit of and be enforceable by the Lender, the Borrower and the Co-Borrower and their respective successors and assigns. In the event of any inconsistency or conflict between this Amendment and the Prior Credit Agreement, the covenants, representations, warranties, conditions, agreements and other terms of this Amendment shall govern and control.

{Remainder of this page intentionally left blank}

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The parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

FOX FACTORY, INC., as Borrower

By:	/s/ Zvi Glasman
Name:	Zvi Glasman
Title:	Chief Financial Officer

FOX FACTORY HOLDING CORP., as Co-Borrower

By:	/s/ Patrick A. Maciariello
Name:	Patrick A. Maciariello
Title:	Vice President

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as Lender

By:	/s/ James J. Bottiglieri

Name:	James J. Bottiglieri

Title:	Chief Financial Officer

Signature Page to Tenth Amendment

Exhibit A

Form of

Amended and Restated Note

$90,000,000	June 18, 2012 Westport, Connecticut

The undersigned, for value received, promise to pay, jointly and severally, to the order of Compass Group Diversified Holdings LLC (“Lender”) at its principal office of 61 Wilton Road, Westport, Connecticut 06880, the aggregate unpaid amount of all Loans made to the undersigned by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay, jointly and severally, interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This promissory note (“Note”) evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of January 4, 2008 and amended as of each of February 7, 2008, October 8, 2008, January 29, 2009, March 25, 2009, March 26, 2010, October 6, 2010, March 28, 2011, September 20, 2011, April 16, 2012 and the date hereof (as amended and as may be further amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note evidences, in part, indebtedness of the undersigned previously evidenced by (i) that certain Note dated January 4, 2008 in the prior maximum principal amount of $65,000,000 (the “Prior Note”), which Prior Note is replaced by this Note; provided, however, that this Note shall not be construed as evidence of repayment or readvance of the indebtedness evidenced by the Prior Note, it being the intention of the undersigned, and, by its acceptance, Lender, that the indebtedness evidenced by this Note includes the indebtedness evidenced by the Prior Note. This Note shall not be construed as a novation or be construed in any manner as an extinguishment of the obligations arising under the Prior Note or to affect the priority of the security interests, liens or mortgages granted in connection with the Prior Note.

{Remainder of page blank; execution page follows}

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

FOX FACTORY, INC.

By:

Title:

FOX FACTORY HOLDING CORP.

By:

Title:

Exhibit A-2

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

December 21, 2012

Fox Factory, Inc.

Fox Factory Holding Corp.

130 Hangar Way

Watsonville, CA 95076

Attention: Chief Financial Officer

Telecopy: (831) 768-9342

Re: Eleventh Amendment to Credit Agreement

Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of January 4, 2008, as amended by that certain Amendment to Credit Agreement dated as of February 7, 2008, that certain Second Amendment to Credit Agreement dated as of October 8, 2008, that certain Third Amendment to Credit Agreement dated as of January 29, 2009, that certain Fourth Amendment to Credit Agreement dated as of March 25, 2009, that certain Fifth Amendment to Credit Agreement dated as of March 26, 2010, that certain Sixth Amendment to Credit Agreement dated as of October 6, 2010, that certain Seventh Amendment to Credit Agreement dated as of March 28, 2011, that certain Eighth Amendment to Credit Agreement dated as of September 20, 2011, that certain Ninth Amendment to Credit Agreement dated as of April 16, 2012 and that certain Tenth Amendment to Credit Agreement dated as of June 18, 2012 (as previously amended, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), Fox Factory, Inc., a California corporation, as borrower (“Borrower”), and Fox Factory Holding Corp., a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement solely to increase the amount of permitted Capital Expenditures for the Fiscal Year ending December 31, 2012 in accordance with the terms and conditions set forth herein. Accordingly, as of the date first set forth above, Borrower, Co-Borrower and Lender hereby agree to, and do hereby, amend Section 7.14.4 of the Credit Agreement such that Section7.14.4 now reads in its entirely as set forth below:

“7.14.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures (i) for the Fiscal Year ending December 31, 2012 to exceed $5,200,000, (ii) for the Fiscal Year ending December 31, 2013 to exceed $4,500,000 or (iii) for any Fiscal Year thereafter to exceed $4,000,000.

If Borrower and the Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such unutilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this letter agreement, no Default or Event of Default has occurred and is continuing.

This letter agreement is a “Loan Document” under the Credit Agreement. This letter agreement reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same letter agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this letter agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

This letter agreement shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri Title: Chief Financial Officer

BORROWER:

FOX FACTORY, INC.

By:	/s/ Zvi Glasman
Name: Zvi Glasman Title: Chief Financial Officer

CO-BORROWER:

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name: Patrick Maciariello Title: Vice President